Exhibit 4.1

CERTIFICATE OF DESIGNATION
OF SERIES A-2 PARTICIPATING CONVERTIBLE PREFERRED STOCK
OF
HARBINGER GROUP INC.

The undersigned, Francis T. McCarron, Executive Vice President of Harbinger Group Inc. (including any successor in interest, the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify, in accordance with Sections 103 and 151 of the DGCL, that the following resolutions were duly adopted by its Board of Directors (the "Board") on July 28, 2011:

WHEREAS, the Company's Certificate of Incorporation (the "Certificate of Incorporation"), authorizes 10,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"), issuable from time to time in one or more series;

WHEREAS, the Certificate of Incorporation authorizes the Board to provide by resolution for the issuance of the shares of Preferred Stock in one or more series, the number of shares in each series, the voting powers, if any, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof;

WHEREAS, the Board desires, pursuant to its authority as aforesaid, to designate a new series of Preferred Stock, set the number of shares constituting such series, and the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof;

WHEREAS, on May 13, 2011, the Company issued 280,000 shares of Series A Participating Convertible Preferred Stock of the Company, par value $0.01 per share (the “Existing Series A Preferred Stock”), to certain Persons (such Persons, the “Existing Holders”), which Existing Series A Preferred Stock was designated by the Board pursuant to the Certificate of Designation of Series A Participating Convertible Preferred Stock of Harbinger Group Inc., dated as of May 12, 2011 (the “Existing Series A Certificate of Designation”); and

WHEREAS, it is the Company's intention that the Existing Series A Preferred Stock and the Series A-2 Preferred Stock shall have equivalent powers, preferences, rights and privileges, other than with respect to (x) terms and provisions specifically applicable to, or for the benefit of, the Fortress Investor and/or its Affiliates, and (y) the Conversion Price and the conversion price of the Existing Series A Preferred Stock.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby designates a new series of Preferred Stock, consisting of the number of shares set forth herein, with the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions relating to such series as follows:

SECTION 1.      Number; Designation; Rank.

(a)           This series of convertible participating preferred stock is designated as the "Series A-2 Participating Convertible Preferred Stock" (the "Series A-2 Preferred Stock").  The maximum number of shares constituting the Series A-2 Preferred Stock is 120,000 shares, par value $0.01 per share.

(b)           The Series A-2 Preferred Stock ranks, with respect to the payment of dividends, redemption payments, rights (including as to the distribution of assets upon liquidation, dissolution or winding-up of the Company) or otherwise:

(i)           senior in preference and priority to the Common Stock and each other class or series of Capital Stock of the Company, except for (x) any class or series of Capital Stock hereafter issued in compliance with the terms hereof and the terms of which expressly provide that it will rank senior to or on parity, without preference or priority, with the Series A-2 Preferred Stock with respect to the payment of dividends, redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution or winding-up of the Company, or otherwise (collectively with the Common Stock, the "Junior Securities") or (y) the Existing Series A Preferred Stock;

(ii)          on parity, without preference and priority, with (x) the Existing Series A Preferred Stock, and (y) each other class or series of Capital Stock of the Company hereafter issued in compliance with the terms hereof and the terms of which expressly provide that it will rank on parity, without preference or priority, with the Series A-2 Preferred Stock with respect to the payment of dividends, redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution or winding-up of the Company, or otherwise (collectively, the "Parity Securities"); and

(iii)         junior in preference and priority to each other class or series of Preferred Stock or any other Capital Stock of the Company hereafter issued in compliance with the terms hereof and the terms of which expressly provide that it will rank senior in preference or priority to the Series A-2 Preferred Stock with respect to the payment of dividends, redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution or winding-up of the Company or otherwise (collectively, "Senior Securities").

SECTION 2.      Dividends.

(a)           Cash Dividends.  Holders shall be entitled to receive, out of funds legally available for the payment of dividends to the Company's stockholders under Delaware law, on each Preferred Share, cumulative cash dividends at a per annum rate of 8.00% on the amount of the Purchase Price ("Cash Dividends").  Such Cash Dividends shall begin to accrue and be cumulative from the Issue Date.  Cash Dividends shall be payable quarterly with respect to each Dividend Period in arrears on the first Dividend Payment Date after such Dividend Period.  If and to the extent that the Company does not for any reason (including because there are insufficient funds legally available for the payment of dividends) pay the entire Cash Dividend payable for a particular

Dividend Period in cash on the applicable Dividend Payment Date for such period (whether or not there are funds of the Company legally available for the payment of dividends to the Company’s stockholders under Delaware law or such dividends are declared by the Board), during the period in which such Cash Dividend remains unpaid, an additional accreting dividend (the "Cash Accretion Dividends") shall accrue and be payable at an annual rate equal to the Dividend Rate on the amount of the unpaid Cash Dividend through the daily addition of such Cash Accretion Dividends to the Purchase Price (whether or not such Cash Accretion Dividends are declared by the Board).

(b)           Accreting Dividends.  In addition to the Cash Dividend, for each Dividend Period beginning on or after the Issue Date, the Holders shall be entitled to receive on each Preferred Share additional dividends at the per annum rates set forth in this SECTION 2(b) (the "Basic Accreting Dividends" and, together with the Cash Accretion Dividends, the Participating Accretion Dividends and the In-Kind Participating Dividends, the "Accreting Dividends"; the Accreting Dividends, together with the Cash Dividend and the Participating Dividends, the "Dividends").  Basic Accreting Dividends shall accrue and be cumulative from the Issue Date.  Basic Accreting Dividends shall be payable quarterly with respect to each Dividend Period in arrears on the first Dividend Payment Date after such Dividend Period by the addition of such amount to the Purchase Price, whether or not declared by the Board.  Such Basic Accreting Dividend for any Dividend Period shall be at a per annum rate (the "Accreting Dividend Rate") determined as follows:

(i)           If Net Asset Value as of the last day of any Dividend Period is less than 120% of the May 13 NAV, a per annum rate of 4.00% of the Purchase Price for the next succeeding Dividend Period;

(ii)          If Net Asset Value as of the last day of any Dividend Period is equal to or greater than 120% and less than or equal to 140% of the May 13 NAV, a per annum rate of 2.00% of the Purchase Price for the next succeeding Dividend Period; and

(iii)         If Net Asset Value as of the last day of any Dividend Period is greater than 140% of the May 13 NAV, no additional per annum rate for the next succeeding Dividend Period;

provided, however, that the Basic Accreting Dividend with respect to the period from the Original Issue Date to September 30, 2011 shall be payable at a per annum rate of 4.00% of the Purchase Price.

(c)           Participating Cash Dividends.  If the Company declares, makes or pays any cash dividend or distribution in respect of all or substantially all holders of Common Stock (a "Common Dividend"), each Holder shall receive a dividend (in addition to the Dividends provided for by SECTION 2(a) and SECTION 2(b)) in respect of each Preferred Share held thereby, in an amount equal to the product of (x) the amount of such Common Dividend paid per share of Common Stock, multiplied by (y) the number of shares of Common Stock issuable if such Preferred Share had been converted into shares of Common Stock immediately prior to the record date for such Common Dividend (such amount per share of Preferred Stock, the "Participating Cash Dividend"). Participating Cash Dividends shall be payable to Holders on the record date for such Common

Dividend at the same time and in the same manner as the Common Dividend triggering such Participating Cash Dividend is paid.  If and to the extent that the Company does not for any reason pay the entire Participating Cash Dividend when the Common Dividend is paid to the holders of Common Stock, during the period in which such Participating Cash Dividend remains unpaid, an additional accreting dividend (the "Participating Accretion Dividends") shall accrue and be payable at an annual rate equal to the Dividend Rate on the amount of the unpaid Participating Cash Dividend through the daily addition of such Participating Accretion Dividends to the Purchase Price (whether or not such Participating Accretion Dividends are declared by the Board).

(d)           In-Kind Participating Dividends.  If the Company distributes shares of its Capital Stock, evidences of its indebtedness or other assets, securities or property, to all or substantially all holders of Common Stock (an "In-Kind Common Dividend"), including without limitation any spin-off of one or more subsidiaries or businesses of the Company but excluding: (I) dividends or distributions referred to in SECTIONS 5(g)(i)(A) and 5(g)(i)(B); and (II) cash dividends with respect to which Holders are entitled to Participating Cash Dividends, then the Holders shall receive in such distribution or other transaction, at the same time and in the same manner as holders of Common Stock, the same type and amount of consideration (the "In-Kind Participating Dividend" and, collectively with the Participating Cash Dividend, the "Participating Dividends") as Holders would have received if, immediately prior to the record date of such In-Kind Common Dividend, they had held the number of shares of Common Stock issuable upon conversion of the Preferred Shares.  To the extent that the Company establishes or adopts a stockholder rights plan or agreement (i.e., a "poison pill"), the Company shall ensure that the Holders will receive, as an In-Kind Participating Dividend, rights under the stockholder rights plan or agreement with respect to any shares of Common Stock that at the time of such distribution would be issuable upon conversion of the Preferred Shares.  If and to the extent that the Company does not for any reason pay the entire In-Kind Participating Dividend when the Common Dividend is paid to the holders of Common Stock, during the period in which such In-Kind Participating Dividend remains unpaid, an additional accreting dividend (the "In-Kind Accretion Dividends") shall accrue and be payable at an annual rate equal to the Dividend Rate on the amount of the unpaid In-Kind Participating Dividend through the daily addition of such In-Kind Accretion Dividends to the Purchase Price (whether or not such In-Kind Accretion Dividends are declared by the Board).

(e)           Dividends (other than Participating Dividends) payable on the Series A-2 Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months.  The amount of Dividends (other than Participating Dividends) payable on the Series A-2 Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

(f)           Cash Dividends and Accreting Dividends that are payable on Series A-2 Preferred Stock on any Dividend Payment Date will be payable to Holders of record on the applicable record date, which shall be the fifteenth (15th) calendar day before the applicable Dividend Payment Date, or, with respect to any Cash Dividends not paid on the scheduled Dividend Payment Date therefor, such record date fixed by the Board (or a duly authorized committee of the

Board) that is not more than sixty (60) nor less than ten (10) days prior to such date on which such accrued and unpaid Cash Dividends are to be paid (each such record date, a "Dividend Record Date").  Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

(g)           The quarterly dividend periods with respect to Cash Dividends and Accreting Dividends shall commence on and include January 1, April 1, July 1 and October 1 (other than the initial Dividend Period, which shall commence on and include the Issue Date) and shall end on and include the last calendar day of the calendar quarter ending March 31, June 30, September 30 and December 31 preceding the next Dividend Payment Date (a "Dividend Period").

SECTION 3.      Liquidation Preference.

(a)           Upon any Liquidation Event, each Preferred Share entitles the Holder thereof to receive and to be paid out of the assets of the Company legally available for distribution to the Company's stockholders, before any distribution or payment may be made to a holder of any Junior Securities, an amount in cash per share equal to the greater of: (i) 150% of the sum of (A) the Purchase Price, plus (B) all accrued and unpaid Dividends (including, without limitation, accrued and unpaid Cash Dividends and accrued and unpaid Accreting Dividends for the then current Dividend Period), if any, on such share to the extent not included in the Purchase Price (such sum, after the 150% multiplier and as adjusted, the "Regular Liquidation Preference"), and (ii) an amount equal to the amount the Holder of such share would have received upon such Liquidation Event had such Holder converted such Preferred Share into Common Stock (or Reference Property, to the extent applicable) immediately prior thereto (the "Participating Liquidation Preference," and such greater amount, the "Liquidation Preference").

(b)           If upon any such Liquidation Event, the assets of the Company legally available for distribution to the Company’s stockholders are insufficient to pay the Holders the full Liquidation Preference and the holders of all Parity Securities the full liquidation preferences to which they are entitled, the Holders and the holders of such Parity Securities will share ratably in any such distribution of the assets of the Company in proportion to the full respective amounts to which they are entitled.

(c)           After payment to the Holders of the full Liquidation Preference to which they are entitled, the Holders as such will have no right or claim to any of the assets of the Company.

(d)           The value of any property not consisting of cash that is distributed by the Company to the Holders will equal the Fair Market Value thereof on the date of distribution.

(e)           No holder of Junior Securities shall receive any cash upon a Liquidation Event unless the entire Liquidation Preference in respect of the Preferred Shares has been paid in cash.  To the extent that there is insufficient cash available to pay the entire Liquidation Preference in respect of the Preferred Shares and any liquidation preference in respect of Parity Securities in full in cash upon a Liquidation Event, the Holders and the holders of such Parity Securities will share ratably in any cash available for distribution in proportion to the full respective amounts to which they are entitled upon such Liquidation Event.

SECTION 4.      Voting Rights.

(a)           The Holders are entitled to vote on all matters on which the holders of shares of Common Stock are entitled to vote and, except as otherwise provided herein or by law, the Holders shall vote together with the holders of shares of Common Stock as a single class.  As of any record date or other determination date, each Holder shall be entitled to the number of votes such Holder would have had if all Preferred Shares held by such Holder on such date had been converted into shares of Common Stock immediately prior thereto, except that:

(i)           at no time shall a Holder have voting rights pursuant to SECTION 4(a) or otherwise in respect of more than 9.9% of the Total Current Voting Power unless such Holder has received any approvals from the Insurance Regulatory Authorities required to be obtained by such Holder in order for such Holder to possess voting rights in respect of the Company in excess of 9.9% of the Total Current Voting Power; and

(ii)           in the event that any Holder would be required to file any Notification and Report Form pursuant to the HSR Act as a result of the receipt of any Accreting Dividends by such Holder, the voting rights of such Holder pursuant to this Section 4(a) shall not be increased as a result of such Holder's receipt of such Accreting Dividends unless and until such Holder and the Company shall have made their respective filings under the HSR Act and the applicable waiting period shall have expired or been terminated in connection with such filings.  The Company shall make all required filings and reasonably cooperate with and assist such Holder in connection with the making of such filing and obtaining the expiration or termination of such waiting period and shall be reimbursed by such Holder for any reasonable and documented out-of-pocket costs incurred by the Company in connection with such filings and cooperation.

(b)           In addition to the voting rights provided for by SECTION 4(a) and any voting rights to which the Holders may be entitled to under law:

(i)           for so long as any Preferred Shares, shares of Existing Series A Preferred Stock, or shares of Additional Permitted Preferred Stock are outstanding, the Company may not, directly or indirectly, take any of the following actions (including by means of merger, consolidation, reorganization, recapitalization or otherwise) without the prior written consent of the Majority Holders:

(A)           amend the Certificate of Incorporation (excluding for this purpose this Certificate of Designation) or the By-Laws of the Company (including by means of merger, consolidation, reorganization, recapitalization or otherwise), in each case, in a manner adverse to the Holders;

(B)           create or issue any (x) Senior Securities or (y) except as permitted under SECTION 8(b) and otherwise by this Certificate of Designation, Parity Securities or Additional Permitted Preferred Stock;

(C)           incur, or permit any Subsidiary Guarantor to incur, any Debt (excluding any Debt incurred to refinance the Senior Notes) not otherwise permitted by the terms of the Indenture;

(D)           make, or permit any Subsidiary Guarantor to make, any Asset Sales not otherwise permitted by the terms of the Indenture;

(E)           make, or to the extent within the Company’s control, permit any of its Subsidiaries to make, any Restricted Payments not otherwise permitted by the terms of the Indenture;

(F)           create a new Subsidiary of the Company not in existence on the Original Issue Date for the primary purpose of issuing Equity Securities of such Subsidiary or incurring Debt the proceeds of which will, directly or indirectly, be used to make dividends or other distributions or payments of cash to holders of the Company's Capital Stock other than the Holders; provided, that for the avoidance of doubt, the foregoing shall not prohibit dividends or other distributions to the Company; or

(G)           agree to do, directly or indirectly, any of the foregoing actions set forth in clauses (A) through (F), unless such agreement expressly provides that the Company’s obligation to undertake any of the foregoing is subject to the prior approval of the Majority Holders; and

(ii)           for so long as any Preferred Shares, shares of Existing Series A Preferred Stock, or shares of Additional Permitted Preferred Stock are outstanding, neither the Company nor, to the extent within the Company’s control, any of its Subsidiaries may, directly or indirectly, take any of the following actions (including by means of merger, consolidation, reorganization, recapitalization or otherwise) without the prior written consent of each of the Holders:

(A)           make any repurchase, redemption or other acquisition for value of Preferred Shares, shares of Existing Series A Preferred Stock or shares of Additional Permitted Preferred Stock, unless such redemption is made on the same terms and on a pro rata basis among all Holders (other than Holders that are granted an equal opportunity to participate in such transaction but elect not to do so); or

(B)           agree to do, directly or indirectly, any of the foregoing actions set forth in clause (A), unless such agreement expressly provides that the Company’s obligation to undertake any of the foregoing is subject to the prior approval of each of the Holders; and

(iii)           for so long as any Preferred Shares are outstanding, the Company may not, directly or indirectly, take any of the following actions (including by means of merger, consolidation, reorganization, recapitalization or otherwise) without the prior written consent of the Series A-2 Majority Holders:

(A)           amend, repeal, alter or add, delete or otherwise change the powers, preferences, rights or privileges of the Series A-2 Preferred Stock;

(B)           effect any stock split or combination, reclassification or similar event with respect to the Series A-2 Preferred Stock; or

(C)           agree to do, directly or indirectly, any of the foregoing actions set forth in clauses (A) and (B), unless such agreement expressly provides that the Company’s obligation to undertake any of the foregoing is subject to the prior approval of the Series A-2 Majority Holders; and

(iv)           for so long as any Preferred Shares are outstanding, neither the Company nor, to the extent within the Company’s control, any of its Subsidiaries may, directly or indirectly, take any of the following actions (including by means of merger, consolidation, reorganization, recapitalization or otherwise) without the prior written consent of each of the holders of Preferred Shares:

(A)           amend, repeal, alter or add, delete or otherwise change the powers, preferences, rights or privileges of the Series A-2 Preferred Stock set forth in the Specified Sections (including by means of merger, consolidation, reorganization, recapitalization or otherwise) in a manner adverse to the holders of Preferred Shares (whether by means of an amendment or other change to the Specified Sections or by means of an amendment or other change to any definitions used in the Specified Sections or any other terms of this Certificate of Designation affecting the Specified Sections); or

(B)           agree to do, directly or indirectly, any of the foregoing actions set forth in clause (A), unless such agreement expressly provides that the Company’s obligation to undertake any of the foregoing is subject to the prior approval of each of the holders of Preferred Shares.

(c)           The agreements of the Company in SECTION 4(b) insofar as they govern or purport to govern conduct concerning any Subsidiary of the Company are being made by the Company solely in its capacity as the controlling shareholder of such Subsidiary and not in any fiduciary capacity of it or any of the Subsidiary's officers or directors, and nothing herein shall require the Company to act in any way  that would cause any shareholder, director or officer of any such Subsidiary to act in a manner that would violate legally imposed fiduciary duties applicable to any such shareholder, director or officer.

(d)           Notwithstanding anything to the contrary contained in SECTION 4(b), the Holders shall have no voting or consent rights (but will continue to have voting rights to the extent set forth in SECTION 4(a)) in connection with any FS/OM Permitted Activities.

(e)           Notwithstanding anything to the contrary contained in this SECTION 4, the Company may not, directly or indirectly, take any action otherwise approved pursuant to Section 4(b) if such action would have a materially adverse and disproportionate effect on the powers, preferences, rights, limitations, qualifications and restrictions or privileges of any Holder with respect to any shares of Series A-2 Preferred Stock held by any Holder, without the prior approval of such Holder.

(f)           Written Consent.  Any action as to which a class vote of the holders of Preferred Stock, or the holders of Preferred Stock and Common Stock voting together, is required pursuant to the terms of this Certificate of Designation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Company.

SECTION 5.      Conversion.  Each Preferred Share is convertible into shares of Common Stock (or Reference Property, to the extent applicable) as provided in this SECTION 5, except that  Preferred Shares may not be converted into Common Stock with respect to any Holder to the extent that, following such conversion, such Holder would Beneficially Own more than 9.9% of the Company’s outstanding Common Stock until the receipt by such Holder of any approvals from the Insurance Regulatory Authorities required to be obtained by such Holder in order for such Holder to Beneficially Own in excess of 9.9% of the Company’s outstanding Common Stock.

Notwithstanding anything to the contrary herein, if any of the approvals from the Insurance Regulatory Authorities required to be obtained by a Holder in order for such Holder to Beneficially Own in excess of 9.9% of the Company’s outstanding Common Stock have not been obtained at (x) a time when the Company desires to exercise its right to convert shares of Series A-2 Preferred Stock pursuant to SECTION 5(b) or (y) the Maturity Date in connection with the automatic conversion of the shares of Series A-2 Preferred Stock pursuant to SECTION 5(c), the Company will not be entitled to convert any Holder's Series A-2 Preferred Stock (and, in the case of SECTION 5(c), the Series A-2 Preferred Stock shall not automatically convert) to the extent conversion would cause such Holder to Beneficially Own more than 9.9% of the Company’s outstanding Common Stock (any such shares of Series A-2 Preferred Stock that are not converted as a result of the foregoing limitation, the "Regulated Shares").  From and after the date of the conversions contemplated by SECTIONS 5(b) or 5(c), as applicable, each Regulated Share shall have no rights, powers, preferences or privileges other than the right to (i) convert into Common Stock if and when the approvals from the Insurance Regulatory Authorities required to be obtained by such Holder in order for such Holder to Beneficially Own in excess of 9.9% of the Company’s outstanding Common Stock have been obtained and (ii) receive dividends and distributions pursuant to SECTIONS 2(c) and 2(d).

(a)           Conversion at the Option of Holders of Series A-2 Preferred Stock.  Subject to SECTION 5(b) hereof, each Holder is entitled to convert, at any time and from time to time, at the option and election of such Holder, any or all outstanding Preferred Shares held by such Holder and receive therefor the property described in SECTION 5(d) upon such conversion.  In order to convert Preferred Shares into shares of Common Stock (or Reference Property, to the extent applicable), the Holder must surrender the certificates representing such Preferred Shares at the office of the Company's transfer agent for the Series A-2 Preferred Stock (or at the principal office of the Company, if the Company serves as its own transfer agent), together with (x) written notice that such Holder elects to convert all or part of the Preferred Shares represented by such certificates as specified therein, (y) a written instrument or instructions of transfer or other documents and endorsements reasonably acceptable to the transfer agent or the Company, as applicable (if reasonably required by the transfer agent or the Company, as applicable), and (z) funds for any stock transfer, documentary, stamp or similar taxes, if payable by the Holder pursuant to SECTION 5(f)(i).  Except as provided in SECTION 5(b) and in SECTION 5(c), the date the transfer agent or the Company, as applicable, receives such certificates, together with such notice and any other documents and amounts required to be paid by the Holder pursuant to this SECTION 5, will be the date of conversion (the "Conversion Date").

(b)           Conversion at the Option of the Company.  Beginning on the third (3rd) anniversary of May 13, 2011, the Company shall have the right, at its option, to cause all shares of Series A-2 Preferred Stock to be automatically converted (without any further action by the Holder and whether or not the certificates representing the Preferred Shares are surrendered), in whole but not in part, into the property described in SECTION 5(d) within eight (8) Business Days of any day (the "Forced Conversion Trigger Date") on which all of the Company Conversion Conditions are satisfied from time to time.  The Company may exercise its option under this SECTION 5(b) by providing the Holders with a notice, which notice shall specify that the Company is exercising the option contemplated by this SECTION 5(b), the Forced Conversion Trigger Date and the Conversion Date on which the conversion shall occur (which Conversion Date shall be not less than four (4) Business Days following the date such notice is provided to the Holders); provided that, once delivered, such notice shall be irrevocable, unless the Company obtains the written consent of the Series A-2 Majority Holders.  For the avoidance of doubt, (x) the Holders shall continue to have the right to convert their Preferred Shares pursuant to SECTION 5(a) until and through the Conversion Date contemplated in this SECTION 5(b) and (y) if any Preferred Shares are converted pursuant to SECTION 5(a), such Preferred Shares shall no longer be converted pursuant to this SECTION 5(b) and the Company's notice delivered to the Holders pursuant to this SECTION 5(b) shall automatically terminate with respect to such Preferred Shares.  Notwithstanding the foregoing, any notice delivered by the Company under this SECTION 5(b) in accordance with SECTION 10(g) shall be conclusively presumed to have been duly given at the time set forth therein, whether or not such Holder of Preferred Shares actually receives such notice, and neither the failure of a Holder to actually receive such notice given as aforesaid nor any immaterial defect in such notice shall affect the validity of the proceedings for the conversion of the Preferred Shares as set forth in this SECTION 5(b).  The Company shall issue a press release for publication on the Dow Jones News Service or Bloomberg Business News (or if either such service is not available, another broadly disseminated news or press release service selected by the Company) prior to the opening of business on the first Business Day following any date on which the Company provides notice to Holders pursuant to this SECTION 5(b) announcing the Company’s election to convert Preferred Shares pursuant to this SECTION 5(b).

(c)           Automatic Conversion on Maturity Date.  In the event that any Holder has not elected to have its Preferred Shares redeemed by the Company on the Maturity Date (as defined herein) pursuant to SECTION 6(a), then such Holder's Preferred Shares shall be automatically converted (without any further action by the Holder and whether or not the certificates representing the Preferred Shares are surrendered), in whole and not in part, into the property described in SECTION 5(d), effective as of the Maturity Date, which shall be deemed to be the "Conversion Date" for purposes of this SECTION 5(c).  As promptly as practicable (but in no event more than five (5) Business Days) following the Maturity Date, the Company shall deliver a notice to any Holder whose Preferred Shares have been converted by the Company pursuant to this SECTION 5(c), informing such Holder of the number of shares of Common Stock into which such Preferred Shares have been converted, together with certificates evidencing such shares of Common Stock.  Notwithstanding the foregoing, any notice delivered by the Company in compliance with this SECTION 5(c) shall be conclusively presumed to have been duly given, whether or not such Holder of Preferred Shares actually receives such notice, and neither the failure of a Holder to actually receive such notice given as aforesaid nor any immaterial defect in such notice shall affect the validity of the proceedings for the conversion of the Preferred Shares as set forth in this SECTION 5(c).  The Company shall issue a press release for publication on the Dow Jones News Service or Bloomberg Business News (or if either such service is not available, another broadly disseminated news or press release service selected by the Company) prior to the opening of business on the first Business Day following the Maturity Date announcing the aggregate number of Preferred Shares being converted pursuant to this SECTION 5(c) and the number of shares of Common Stock issuable in connection therewith, as well as the aggregate number of Preferred Shares redeemed on the Maturity Date and the purchase price paid by the Company therefor.

(d)           Amounts Received Upon Conversion.  Upon a conversion of Preferred Shares pursuant to SECTION 5(a), (b) or (c), the Holder of such converted Preferred Shares shall, subject to the limitations and adjustments pursuant to the first paragraph of SECTION 5, receive in respect of each Preferred Share:

(i)           a number of shares of Common Stock (or Reference Property, to the extent applicable) equal to the amount (the "Conversion Amount") determined by dividing (A) the Purchase Price for the Preferred Share to be converted by (B) the Conversion Price in effect at the time of conversion; provided that, notwithstanding the foregoing, if the Company has elected to convert all Preferred Shares pursuant to SECTION 5(b) and the Public Float Hurdle is not met on the Forced Conversion Trigger Date, then each Holder may elect, by delivery of a notice to the Company no later than the close of business on the Business Day immediately prior to the Conversion Date, to receive, in lieu of Common Stock (or Reference Property, to the extent applicable), cash equal to the Conversion Amount multiplied by the Thirty Day VWAP as of the close of business on the Business Day immediately preceding the Conversion Date, which cash amount shall be delivered to the electing Holders within forty-five (45) calendar days of the date that the last Holder electing to receive cash pursuant to this SECTION 5(d)(i) has provided the Company with notice thereof;

(ii)           cash in an amount equal to the amount of any accrued but unpaid Cash Dividends and Participating Cash Dividends (to the extent not included in the Purchase Price) on the Preferred Shares being converted; provided that, to the extent the Company is prohibited by law or by contract from paying such amount, then the Company shall provide written notice to the applicable Holder of such inability to pay, and at the written election of the Holder (which written election shall be delivered to the Company within five (5) Business Days of receipt of such written notice from the Company), the Company shall either pay such amount as soon as payment is no longer so prohibited or issue Common Stock (or Reference Property, to the extent applicable) in the manner specified in SECTION 5(d)(i) as if the amount of such accrued but unpaid Cash Dividends and Participating Cash Dividends were added to the Purchase Price;

(iii)           a number of shares of Common Stock (or Reference Property, to the extent applicable) equal to the amount determined by dividing (A) the amount of any accrued but unpaid Accreting Dividends (to the extent not included in the Purchase Price) on the Preferred Shares being converted by (B) the Conversion Price in effect at the time of Conversion; and

(iv)           any accrued and unpaid In-Kind Participating Dividends.

Notwithstanding the foregoing, in the event any Holder would be required to file any Notification and Report Form pursuant to the HSR Act as a result of the conversion of any Preferred Shares into the property described above in this Section 5(d), at the option of such Holder upon written notice to the Company, the effectiveness of such conversion shall be delayed (only to the extent necessary to avoid a violation of the HSR Act), until such Holder shall have made such filing under the HSR Act and the applicable waiting period shall have expired or been terminated; provided, however, that in such circumstances such Holder shall use commercially reasonable efforts to make such filing and obtain the expiration or termination of such waiting period as promptly as reasonably practical and the Company shall make all required filings and reasonably cooperate with and assist such Holder in connection with the making of such filing and obtaining the expiration or termination of such waiting period and shall be reimbursed by such Holder for any reasonable and documented out-of-pocket costs incurred by the Company in connection with such filings and cooperation.  Notwithstanding the foregoing, if the conversion of any Preferred Share is delayed pursuant to the preceding sentence at (x) a time when the Company desires to exercise its right to convert shares of Series A-2 Preferred Stock pursuant to SECTION 5(b) or (y) the Maturity Date in connection with the automatic conversion of the shares of Series A-2 Preferred Stock pursuant to SECTION 5(c), from and after the date of the conversions contemplated by SECTIONS 5(b) or 5(c), as applicable, such Preferred Share not then converted shall have no rights, powers, preferences or privileges other than the rights provided by this paragraph and the right to (i) convert into Common Stock if and when such Holder shall have made such filing under the HSR Act and the waiting period in connection with such filing under the HSR Act shall have expired or been terminated and (ii) receive dividends and distributions pursuant to SECTIONS 2(c) and 2(d).

(e)           Fractional Shares.  No fractional shares of Common Stock (or fractional shares in respect of Reference Property, to the extent applicable) will be issued upon conversion of the Series A-2 Preferred Stock.  In lieu of fractional shares, the Company shall pay cash in respect of each fractional share equal to such fractional amount multiplied by the Thirty Day VWAP as of the closing of business on the Business Day immediately preceding the Conversion Date.  If more than one Preferred Share is being converted at one time by the same Holder, then the number of full shares issuable upon conversion will be calculated on the basis of the aggregate number of Preferred Shares converted by such Holder at such time.

(f)           Mechanics of Conversion.

(i)           As soon as reasonably practicable after the Conversion Date, or in the case of Regulated Shares, the date on which the Holder thereof provides evidence to the Company that such Holder has obtained the approvals from the Insurance Regulatory Authorities required to be obtained by such Holder to Beneficially Own in excess of 9.9% of the Company’s outstanding Common Stock, (and in any event within four (4) Trading Days after either such date), the Company shall issue and deliver to such Holder one or more certificates for the number of shares of Common Stock (or Reference Property, to the extent applicable) to which such Holder is entitled, together with, at the option of the Holder, a check or wire transfer of immediately available funds for payment of fractional shares and any payment required by SECTION 5(d)(ii) in exchange for the certificates representing the converted Preferred Shares (including any Regulated Shares).  Such conversion will be deemed to have been made on the Conversion Date, or in the case of Regulated Shares, the date on which the Holder thereof provides evidence to the Company that such Holder has obtained the approvals from the Insurance Regulatory Authorities required to be obtained by such Holder to Beneficially Own in excess of 9.9% of the Company’s outstanding Common Stock, and the Person entitled to receive the shares of Common Stock (or Reference Property, to the extent applicable) issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock (or Reference Property, to the extent applicable) on such date.  The delivery of the Common Stock upon conversion of Preferred Shares  (including any Regulated Shares) shall be made, at the option of the applicable Holder, in certificated form or by book-entry.  Any such certificate or certificates shall be delivered by the Company to the appropriate Holder on a book-entry basis or by mailing certificates evidencing the shares to the Holders at their respective addresses as set forth in the conversion notice.  In cases where fewer than all the Preferred Shares represented by any such certificate are to be converted, a new certificate shall be issued representing the unconverted Preferred Shares (or Regulated Shares).  The Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Common Stock (or Reference Property, to the extent applicable) upon conversion or due upon the issuance of a new certificate for any Preferred Shares (or Regulated Shares) not converted to the converting Holder; provided that the Company shall not be required to pay any such amounts, and any such amounts shall be paid by the converting Holder, in the event that such Common Stock or Preferred Shares are issued in a name other than the name of the converting Holder.

(ii)           For the purpose of effecting the conversion of Preferred Shares (including any Regulated Shares), the Company shall:  (A) at all times reserve and keep available,

free from any preemptive rights, out of its treasury or authorized but unissued shares of Common Stock (or Reference Property, to the extent applicable) the full number of shares of Common Stock (or Reference Property, to the extent applicable) deliverable upon the conversion of all outstanding Preferred Shares (including Regulated Shares) after taking into account any adjustments to the Conversion Price from time to time pursuant to the terms of this SECTION 5 and any increases to the Purchase Price from time to time and assuming for the purposes of this calculation that all outstanding Preferred Shares are held by one holder) and (B) without prejudice to any other remedy at law or in equity any Holder may have as a result of such default, take all actions reasonably required to amend its Certificate of Incorporation, as expeditiously as reasonably practicable, to increase the authorized and available amount of Common Stock (or Reference Property, to the extent applicable) if at any time such amendment is necessary in order for the Company to be able to satisfy its obligations under this SECTION 5.  Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock (or Reference Property, to the extent applicable) issuable upon conversion of the Series A-2 Preferred Stock, the Company will take any corporate action which may be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock (or Reference Property, to the extent applicable) upon the conversion of all outstanding Preferred Shares at such adjusted Conversion Price.

(iii)           From and after the Conversion Date, or in the case of Regulated Shares, the date on which the Holder thereof provides evidence to the Company that such Holder has obtained the approvals from the Insurance Regulatory Authorities required to be obtained by such Holder to Beneficially Own in excess of 9.9% of the Company’s outstanding Common Stock, the Preferred Shares (including any Regulated Shares) converted on such date, will no longer be deemed to be outstanding and all rights of the Holder thereof including the right to receive Dividends, but excluding the right to receive from the Company the Common Stock (or Reference Property, to the extent applicable) or any cash payment upon conversion, and except for any rights of Holders (including any voting rights) pursuant to this Certificate of Designation which by their express terms continue following conversion or, for the avoidance of doubt, rights which by their express terms continue following conversion pursuant to any of the other Transaction Agreements (as defined in the Securities Purchase Agreement) shall immediately and automatically cease and terminate with respect to such Preferred Shares (including any Regulated Shares); provided that, in the event that a Preferred Share or Regulated Share is not converted due to a default by the Company or because the Company is otherwise unable to issue the requisite shares of Common Stock (or Reference Property, to the extent applicable), such Preferred Share or Regulated Share will, without prejudice to any other remedy at law or in equity any Holder may have as a result of such default, remain outstanding and will continue be entitled to all of the rights attendant to such Preferred Share or Regulated Share (as the case may be) as provided herein.

(iv)           If the conversion is in connection with any sale, transfer or other disposition of the shares of Common Stock (or Reference Property, to the extent applicable) issuable upon conversion of Preferred Shares made pursuant to the Tag-Along Agreement (as defined in the Securities Purchase Agreement), the conversion may, at the option of any Holder tendering Preferred Shares for conversion, be conditioned upon the closing of such sale, transfer or the disposition of the shares of Common Stock (or Reference Property, to the extent applicable) issuable upon conversion of such Preferred Shares, in which event such conversion of such Preferred Shares shall not be deemed to have occurred until immediately prior to the closing of such sale, transfer or other disposition.

(v)           The Company shall comply with all federal and state laws, rules and regulations and applicable rules and regulations of the Exchange on which shares of the Common Stock (or Reference Property, to the extent applicable) are then listed.  If any shares of Common Stock (or Reference Property, to the extent applicable) to be reserved for the purpose of conversion of Preferred Shares require registration with or approval of any Person or group (as such term is defined in Section 13(d)(3) of the Exchange Act) under any federal or state law or the rules and regulations of the Exchange on which shares of the Common Stock (or Reference Property, to the extent applicable) are then listed before such shares may be validly issued or delivered upon conversion, then the Company will, as expeditiously as reasonably practicable, use commercially reasonable efforts to secure such registration or approval, as the case may be.  So long as any Common Stock (or Reference Property, to the extent applicable) into which the Preferred Shares are then convertible is then listed on an Exchange, the Company will list and keep listed on any such Exchange, upon official notice of issuance, all shares of such Common Stock (or Reference Property, to the extent applicable) issuable upon conversion.

(vi)           All shares of Common Stock (or Reference Property, to the extent applicable) issued upon conversion of the Preferred Shares (including any Regulated Shares) will, upon issuance by the Company, be duly and validly issued, fully paid and nonassessable, not issued in violation of any preemptive or similar rights arising under law or contract and free from all taxes, liens and charges with respect to the issuance thereof, and the Company shall take no action which will cause a contrary result.

(g)           Adjustments to Conversion Price.

(i)           The Conversion Price shall be subject to the following adjustments:

(A)           Common Stock Dividends or Distributions.  If the Company issues shares of Common Stock as a dividend or distribution on shares of Common Stock, or if the Company effects a share split or share combination with respect to shares of Common Stock, the Conversion Price will be adjusted based on the following formula:

where,

CP0 =  the Conversion Price in effect immediately prior to the open of business on the Ex-Date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be;

CP1 =  the Conversion Price in effect immediately after the open of business on the Ex-Date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be;

OS0 =  the number of shares of Common Stock outstanding immediately prior to the open of business on the Ex-Date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be; and

OS1 =  the number of shares of Common Stock outstanding immediately after such dividend or distribution, or such share split or share combination, as the case may be.

Any adjustment made under this SECTION 5(g)(i)(A) shall become effective immediately after the open of business on the Ex-Date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination.  If any dividend or distribution of the type described in this SECTION 5(g)(i)(A) is declared but not so paid or made, or any share split or combination of the type described in this SECTION 5(g)(i)(A) is announced but the outstanding shares of Common Stock are not split or combined, as the case may be, the Conversion Price shall be immediately readjusted, effective as of the date the Board determines not to pay such dividend or distribution, or not to split or combine the outstanding shares of Common Stock, as the case may be, to the Conversion Price that would then be in effect if such dividend, distribution, share split or share combination had not been declared or announced.

(B)           Rights, Options or Warrants on Common Stock.  If the Company distributes to all or substantially all holders of its Common Stock any rights, options or warrants entitling them, for a period expiring not more than sixty (60) days immediately following the record date of such distribution, to purchase or subscribe for shares of Common Stock at a price per share less than the average of the Daily VWAP of the Common Stock over the ten (10) consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-Date for such distribution, the Conversion Price will be adjusted based on the following formula:

where,

CP0 = the Conversion Price in effect immediately prior to the open of business on the Ex-Date for such distribution;

CP1 = the Conversion Price in effect immediately after the open of business on the Ex-Date for such distribution;

OS0 = the number of shares of Common Stock outstanding immediately prior to the open of business on the Ex-Date for such distribution;

X = the number of shares of Common Stock equal to the aggregate price payable to exercise all such rights, options or warrants divided by the average of the Daily VWAP of the Common Stock over the ten (10) consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-Date for such distribution; and

Y = the total number of shares of Common Stock issuable pursuant to all such rights, options or warrants.

Any adjustment made under this SECTION 5(g)(i)(B) will be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the open of business on the Ex-Date for such distribution.  To the extent that shares of Common Stock are not delivered prior to the expiration of such rights, options or warrants, the Conversion Price shall be readjusted following the expiration of such rights to the Conversion Price that would then be in effect had the decrease in the Conversion Price with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered.  If such rights, options or warrants are not so distributed, the Conversion Price shall be immediately readjusted, effective as of the date the Board determines not to make such distribution, to the Conversion Price that would then be in effect if such distribution had not occured.

In determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than such average of the Daily VWAP for the ten (10) consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-Date for such distribution, and in determining the aggregate offering price of such shares of the Common Stock, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the fair market value of such consideration, if other than cash, to be reasonably determined by the Board in good faith.

(C)           Tender Offer or Exchange Offer Payments.  If the Company or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for Common Stock, if the aggregate value of all cash and any other consideration included in the payment per share of Common Stock (as reasonably determined in good faith by the Board) exceeds the average of the Daily VWAP of the Common Stock over the ten (10) consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date on which such tender offer or exchange offer expires, the Conversion Price will be decreased based on the following formula:

where,

CP1 = the Conversion Price in effect immediately after the close of business on the last Trading Day of the ten (10) consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

CP0 = the Conversion Price in effect immediately prior to the close of business on the last Trading Day of the ten (10) consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

OS0 = the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires;

SP1 = the average of the Daily VWAP of the Common Stock over the ten (10) consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration (as reasonably determined in good faith by the Board) paid or payable for shares purchased in such tender or exchange offer; and

OS1 = the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to such tender offer or exchange offer and excluding fractional shares).

The adjustment to the Conversion Price under this SECTION 5(g)(i)(C) will occur at the close of business on the tenth (10th) Trading Day immediately following, but excluding, the date such tender or exchange offer expires; provided that, for purposes of determining the Conversion Price, in respect of any conversion during the ten (10) Trading Days immediately following, but excluding, the date that any such tender or exchange offer expires, references within this SECTION 5(g)(i)(C) to ten (10) consecutive Trading Days shall be deemed replaced with such lesser number of consecutive Trading Days as have elapsed between the date such tender or exchange offer expires and the relevant conversion date.

(D)           Common Stock Issued at Less than Conversion Price.  If, after the Original Issue Date, with respect to the next $45 million of Additional Permitted Preferred Stock issued or sold by the Company, the Company issues or sells any such Additional Permitted Preferred Stock for consideration per share of Common Stock (determined pursuant to SECTION 5(g)(i)(D)(4)) less than the Conversion Price in effect as of the date of such issuance or sale but equal to or greater than $6.50 per share (as adjusted for any splits, combinations, reclassifications or similar adjustments to the Common Stock during such period), the Conversion Price in effect immediately prior to each such issuance or sale will (except as provided below) be adjusted at the time of such issuance or sale to be equal to such per share consideration.  If, after the Original Issue Date, with respect to the next $45 million of Additional Permitted Preferred Stock issued or sold by the Company, the Company issues or sells any Additional Permitted Preferred Stock for no consideration or for consideration per share of Common Stock (determined pursuant to SECTION 5(g)(i)(D)(4)) less than $6.50 per share (as adjusted for any splits, combinations, reclassifications or similar adjustments to the Common Stock during such period), the Conversion Price in effect immediately prior to each such issuance or sale will (except as provided below) be adjusted at the time of such issuance or sale based on the formula set forth in the following sentence, except that for purposes of such calculation, CP0 shall be equal to $6.50 per share (as adjusted for any splits, combinations, reclassifications or similar adjustments to the Common Stock during such period).  If, after the Original Issue Date, the Company issues or sells any Common Stock (or Option Securities or Convertible Securities, to the extent set forth in this SECTION 5(g)(i)(D)), other than (x) Excluded Stock or (y) the next $45 million of Additional Permitted Preferred Stock issued or sold by the Company, for no consideration or for consideration per share less than the Conversion Price in effect as of the date of such issuance or sale, the Conversion Price in effect immediately prior to each such issuance or sale will (except as provided below) be adjusted at the time of such issuance or sale based on the following formula:

where,

CP1 = the Conversion Price in effect immediately following such issuance or sale;

CP0 = the Conversion Price in effect immediately prior to such issuance or sale;

OS0 = the number of shares of Common Stock outstanding immediately prior to such issuance or sale (treating for this purpose as outstanding all shares of Common Stock issuable upon the conversion or exchange of (x) all Preferred Shares issued on the Original Issue Date, (y) all shares of Existing Series A Preferred Stock and Additional Permitted Preferred Stock and (z) all convertible, exchangeable or exercisable Equity Securities of the Company not listed in (x) or (y) if the conversion price, exercise price or exchange price applicable to such Equity Securities of the Company is below Market Value on the determination date) outstanding immediately prior to such issuance or sale;

X = the number of shares of Common Stock that the aggregate consideration received by the Company for the number of shares of Common Stock so issued or sold would purchase at a price per share equal to CP0; and

Y = the number of additional shares of Common Stock so issued.

For the purposes of any adjustment of the Conversion Price pursuant to this SECTION 5(g)(i)(D), the following provisions shall be applicable:

(1)           In the case of the issuance of Common Stock for cash, the amount of the consideration received by the Company shall be deemed to be the amount of the cash proceeds received by the Company for such Common Stock after deducting therefrom any discounts or commissions allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

(2)           In the case of the issuance of Common Stock (otherwise than upon the conversion of shares of Capital Stock or other securities of the Company) for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair market value thereof as reasonably determined by the Board in good faith.

(3)           For the avoidance of doubt, the provisions of this SECTION 5(g)(i)(D) shall apply to any issuance of Additional Permitted Preferred Stock that are Convertible Securities and meet the criteria for requiring an adjustment under this SECTION 5(g)(i)(D).

(4)           In the case of (A) the issuance of Option Securities (whether or not at the time exercisable) or (B) the issuance of Convertible Securities (whether or not at the time so convertible or exchangeable):

i)           the issuance of Option Securities shall be deemed the issuance of all shares of Common Stock deliverable upon the exercise of such Option Securities;

ii)           such Option Securities shall be deemed to be issued for a consideration equal to the value of the consideration (determined in the manner provided in SECTION 5(g)(i)(D)(1) and (2)), if any, received by the Company for such Option Securities, plus the exercise price, strike price or purchase price provided in such Option Securities for the Common Stock covered thereby;

iii)           the issuance of Convertible Securities shall be deemed the issuance of all shares of Common Stock deliverable upon conversion of, or in exchange for, such Convertible Securities;

iv)           such Convertible Securities shall be deemed to be issued for a consideration equal to the value of the consideration (determined in the manner provided in SECTION 5(g)(i)(D)(1) and (2) and excluding any cash received on account of accrued interest or accrued dividends), if any, received by the Company for such Convertible Securities, plus the value of the additional consideration (determined in the manner provided in SECTION 5(g)(i)(D)(1) and (2)) to be received by the Company upon the conversion or exchange of such Convertible Securities, if any;

v)           upon any change in the number of shares of Common Stock deliverable upon exercise of any Option Securities or Convertible Securities or upon any change in the consideration to be received by the Company upon the exercise, conversion or exchange of such securities, the Conversion Price then in effect shall be readjusted to such Conversion Price as would have been in effect had such change been in effect, with respect to any Option Securities or Convertible Securities outstanding at the time of the change, at the time such Option Securities or Convertible Securities originally were issued;

vi)           upon the expiration or cancellation of Option Securities (without exercise), or the termination of the conversion or exchange rights of Convertible

Securities (without conversion or exchange), if the Conversion Price shall have been adjusted upon the issuance of such expiring, canceled or terminated securities, the Conversion Price shall be readjusted to such Conversion Price as would have been obtained if, at the time of the original issuance of such Option Securities or Convertible Securities, the expired, canceled or terminated Option Securities or Convertible Securities, as applicable, had not been issued;

vii)           if the Conversion Price shall have been fully adjusted upon the issuance of any such options, warrants, rights or convertible or exchangeable securities, no further adjustment of the Conversion Price shall be made for the actual issuance of Common Stock upon the exercise, conversion or exchange thereof; and

viii)           if any issuance of Common Stock, Option Securities or Convertible Securities would also require an adjustment pursuant to any other adjustment provision of this SECTION 5(g)(i), then only the adjustment most favorable to the Holders shall be made.

(ii)           If the Company issues rights, options or warrants that are only exercisable upon the occurrence of certain triggering events (each, a "Trigger Event"), then the Conversion Price will not be adjusted pursuant to SECTION 5(g)(i)(B) until the earliest Trigger Event occurs, and the Conversion Price shall be readjusted to the extent any of these rights, options or warrants are not exercised before they expire (provided, however, that, for the avoidance of doubt, if such Trigger Event would require an adjustment pursuant to SECTION 5(g)(i)(D), such adjustment pursuant to SECTION 5(g)(i)(D) shall be made at the time of issuance of such rights, options or warrants in accordance with such Section).

(iii)           Notwithstanding anything in this SECTION 5(g) to the contrary, if a Conversion Price adjustment becomes effective pursuant to any of clauses (A), (B) or (C) of this SECTION 5(g)(i) on any Ex-Date as described above, and a Holder that converts its Preferred Shares on or after such Ex-Date and on or prior to the related record date would be treated as the record holder of shares of Common Stock as of the related Conversion Date based on an adjusted Conversion Price for such Ex-Date and participate on an adjusted basis in the related dividend, distribution or other event giving rise to such adjustment, then, notwithstanding the foregoing Conversion Price adjustment provisions, the Conversion Price adjustment relating to such Ex-Date will not be made for such converting Holder.  Instead, such Holder will be treated as if such Holder were the record owner of the shares of Common Stock on an un-adjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

Notwithstanding anything in this SECTION 5(g) to the contrary, no adjustment under SECTION 5(g)(i) need be made to the Conversion Price unless such adjustment would require a decrease of at least 1% of the Conversion Price then in effect.  Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to a decrease of at least 1% of such Conversion Price; provided that, on the date of any conversion of the Preferred Shares pursuant to SECTION 5, adjustments to the Conversion Price will be made with respect to any such adjustment carried forward that has not been taken into account before such date.  In addition, at the end of each year, beginning with the year ending December 31, 2011, the Conversion Price shall be adjusted to give effect to any adjustment or adjustments so carried forward, and such adjustments will no longer be carried forward and taken into account in any subsequent adjustment.

(iv)           Adjustments Below Par Value.  The Company shall not take any action that would require an adjustment to the Conversion Price such that the Conversion Price, as adjusted to give effect to such action, would be less than the then-applicable par value per share of the Common Stock, except that the Company may undertake a share split or similar event if such share split results in a corresponding reduction in the par value per share of the Common Stock such that the as-adjusted new Conversion Price per share would not be below the new as-adjusted par value per share of the Common Stock following such share split or similar transaction and the Conversion Price is adjusted as provided under SECTION 5(g)(i)(A) and any other applicable provision of SECTION 5(g).

(v)           Reference Property.  In the case of any Going Private Event or recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision, combination or reclassification described in SECTION 5(g)(i)(A)), a consolidation, merger or combination involving the Company, a sale, lease or other transfer to a third party of all or substantially all of the assets of the Company (or the Company and its Subsidiaries on a consolidated basis), or any statutory share exchange, in each case as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any of the foregoing, a "Transaction"), then, at the effective time of the Transaction, the right to convert each Preferred Share will be changed into a right to convert such Preferred Share into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) (the "Reference Property") that a Holder would have received in respect of the Common Stock issuable upon conversion of such Preferred Shares immediately prior to such Transaction.  In the event that holders of Common Stock have the opportunity to elect the form of consideration to be received in the Transaction, the Company shall make adequate provision whereby the Holders shall have a reasonable opportunity to determine the form of consideration into which all of the Preferred Shares, shares of Existing Series A Preferred Stock and shares of Additional Permitted Preferred Stock, treated as a single class, shall be convertible from and after the effective date of the Transaction.  For so long as the Fortress Investor Group owns a number of shares of Existing Series A Preferred Stock equal to or greater than 50% of the Initial Preferred Share Amount, such determination shall be made by the Fortress Investor; thereafter, any such election shall be made by the Majority Holders.  Any such determination by the Holders shall be subject to any limitations to which all holders of Common Stock are subject, such as pro rata reductions applicable to any portion of the consideration payable in the Transaction, and shall be conducted in such a manner as to be completed at approximately the same time as the time elections are made by holders of Common Stock.  The provisions of this SECTION 5(g)(v) and any equivalent thereof in any such securities similarly shall apply to successive Transactions.  The Company shall not become a party to any Transaction unless its terms are in compliance with the foregoing.

(vi)           Rules of Calculation; Treasury Stock.  All calculations will be made to the nearest one-hundredth of a cent or to the nearest one-ten thousandth of a share.  Except as explicitly provided herein, the number of shares of Common Stock (or Reference Property, to the extent applicable) outstanding will be calculated on the basis of the number of issued and outstanding shares of Common Stock (or Reference Property, to the extent applicable), not including shares held in the treasury of the Company.  The Company shall not pay any dividend on or make any distribution to shares of Common Stock (or Reference Property, to the extent applicable) held in treasury.

(vii)           No Duplication.  If any action would require adjustment of the Conversion Price pursuant to more than one of the provisions described in this SECTION 5 in a manner such that such adjustments are duplicative, only one adjustment (which shall be the adjustment most favorable to the Holders) shall be made.

(viii)           Notice of Record Date.  In the event of:

(A)           any event described in SECTION 5(g)(i)(A), (B), (C) or (D);

(B)           any Transaction to which SECTION 5(g)(v) applies;

(C)           the dissolution, liquidation or winding-up of the Company; or

(D)   any other event constituting a Change of Control or a Going Private Event;

then the Company shall mail to the Holders at their last addresses as shown on the records of the Company, at least twenty (20) days prior to the record date specified in (A) below or twenty (20) days prior to the date specified in (B) below, as applicable, a notice stating:

(A)           the record date for the dividend, other distribution, stock split or combination or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, other distribution, stock split or combination; or

(B)           the date on which such reclassification, change, dissolution, liquidation, winding-up or other event constituting a Transaction, Change of Control or Going Private Event, or any transaction which would result in an adjustment pursuant to SECTION 5(g)(i)(D), is estimated to become effective or otherwise occur, and the date as of which it is expected that holders of Common Stock of record will be entitled to exchange their shares of Common Stock for Reference Property, other securities or other property deliverable upon such reclassification, change, liquidation, dissolution, winding-up, Transaction, Change of Control or Going Private Event or that such issuance of Common Stock, Option Securities or Convertible Securities is anticipated to occur.

(ix)           Certificate of Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this SECTION 5, the Company at its expense shall as promptly as reasonably practicable compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder a certificate, signed by an officer of the Company (in his or her capacity as such and not in an individual capacity), setting forth (A) the calculation of such adjustments and readjustments in reasonable detail, (B) the facts upon which such adjustment or readjustment is based, (C) the Conversion Price then in effect, and (D) the number of shares of Common Stock (or Reference Property, to the extent applicable) and the amount, if any, of Capital Stock, other securities or other property (including but not limited to cash and evidences of indebtedness) which then would be received upon the conversion of a Preferred Share.

(x)           No Upward Revisions to Conversion Price.  For the avoidance of doubt, except in the case of a reverse share split or share combination resulting in an adjustment under SECTION 5(g)(i)(A) effected with the approvals, if any, required pursuant to SECTION 4(b), in no event shall any adjustment be made pursuant to this SECTION 5 that results in an increase in the Conversion Price.

SECTION 6.      Redemption.

(a)           Redemption at Option of Holder on Maturity Date.  Each Holder shall have the right to require the Company to redeem such Holder's Preferred Shares, in whole or in part, on the seventh (7th) anniversary of May 13, 2011 (the "Maturity Date") at a price per share payable, subject to SECTION 6(e), in cash and equal to the Redemption Price.  At any time during the period beginning on the thirtieth (30th) calendar day prior to the Maturity Date (the "Holder Redemption Notice Period"), each Holder may deliver written notice to the Company notifying the Company of such Holder's election to require the Company to redeem all or a portion of such Holder's Preferred Shares on the Maturity Date (the "Election Notice").  No later than thirty (30) calendar days prior to the commencement of the Holder Redemption Notice Period, the Company shall deliver a notice to each Holder including the following information: (A) informing the Holder of the Maturity Date and such Holder's right to elect to have all or a portion of its Preferred Shares redeemed by Company on the Maturity Date, (B) the Redemption Price payable with respect to each share of Series A-2 Preferred Stock on the Maturity Date in connection with any such redemption (to the extent the Redemption Price is known or can be calculated, and to the extent not capable of being calculated, the manner in which such price will be determined); (C) that any certificates representing Preferred Shares which a Holder elects to have redeemed must be surrendered for payment of the Redemption Price at the office of the Company or any redemption agent located in New York City selected by the Company therefor together with any written instrument or instructions of transfer or other documents and endorsements reasonably acceptable to the redemption agent or the Company, as applicable (if reasonably required by the redemption agent or the Company, as applicable); (D) that, upon a Holder's compliance with clause (C), payment of the Redemption Price with respect to any Preferred Shares to be made on the Maturity Date will be made to the Holder within five (5) Business Days of the Maturity Date to the account specified in such Holder's redemption election notice; (E) that any Holder may withdraw its Election Notice with respect to all or a portion of its Preferred Shares at any time prior to 5:00 p.m. (New York City time) on the Business Day immediately preceding the Maturity Date; and (F) the number of shares of Common Stock (or, if applicable, the amount of Reference Property) and the amount of cash, if any, that a Holder would receive upon conversion of a Preferred Share if a Holder does not elect to have its Preferred Shares redeemed. The Company shall issue a press release for publication on the Dow Jones News Service or Bloomberg Business News (or if either such service is not available, another broadly disseminated news or press release service selected by the Company) prior to the opening of business on the first Business Day following any date on which the Company provides notice to Holders pursuant to this SECTION 6(a) disclosing the right of Holders to have the Company redeem  Preferred Shares pursuant to this SECTION 6(a).

(b)           Optional Redemption by the Company.  On and after the third (3rd) anniversary of May 13, 2011, the Company may, at its option, redeem all (but not less than all) of the outstanding Preferred Shares for cash equal to the Redemption Price.  If the Company elects to redeem the Preferred Shares pursuant to this SECTION 6(b), the Company shall deliver a notice of redemption to the Holders not less than thirty (30) or more than sixty (60) calendar days prior to the date specified for redemption (the "Optional Redemption Date"), which notice shall include: (A) the Optional Redemption Date; (B) the Redemption Price; (C) that on the Optional Redemption Date, if the Holder has not previously elected to convert Preferred Shares into Common Stock, each Preferred Share shall automatically and without further action by the Holder thereof (and whether or not the certificates representing such Preferred Shares are surrendered) be redeemed for the Redemption Price; (D) that payment of the Redemption Price will be made to the Holder within five (5) business days of the Redemption Date to the account specified by such Holder to the Company in writing; (E) that the Holder's right to elect to convert its Preferred Shares will end at 5:00 p.m. (New York City time) on the Business Day immediately preceding the Optional Redemption Date; and (F) the number of shares of Common Stock (or, if applicable, the amount of Reference Property) and the amount of cash, if any, that a Holder would receive upon conversion of a Preferred Share if a Holder elect to convert its Preferred Shares prior to the Optional Redemption Date.  Notwithstanding the foregoing, any notice delivered by the Company under this SECTION 6(b) in accordance with SECTION 10(g) shall be conclusively presumed to have been duly given at the time set forth therein, whether or not such Holder of Preferred Shares actually receives such notice, and neither the failure of a Holder to actually receive such notice given as aforesaid nor any immaterial defect in such notice shall affect the validity of the proceedings for the redemption of the Preferred Shares as set forth herein.  The Company shall issue a press release for publication on the Dow Jones News Service or Bloomberg Business News (or if either such service is not available, another broadly disseminated news or press release service selected by the Company) prior to the opening of business on the first Business Day following any date on which the Company provides notice to Holders pursuant to this SECTION 6(b) announcing the Company’s election to redeem Preferred Shares pursuant to this SECTION 6(b).

(c)           Redemption at Option of the Holder upon a Change of Control.

(i)           If a Change of Control occurs, each Holder shall have the right to require the Company to redeem its Preferred Shares pursuant to a Change of Control Offer, which Change of Control Offer shall be made by the Company in accordance with Section 6(c)(ii).  In such Change of Control Offer, the Company will offer a payment (such payment, a "Change of Control Payment") in cash per Preferred Share equal to the sum of (x) 101% of the Purchase Price, and (y)

accrued and unpaid Dividends thereon, if any, to the extent not included in the Purchase Price (including, without limitation, accrued and unpaid Cash Dividends and accrued and unpaid Accreting Dividends for the then current Dividend Period).

(ii)           Within thirty (30) days following any Change of Control, the Company will mail a notice (a "Change of Control Offer") to each Holder describing the transaction or transactions that constituted such Change of Control and offering to redeem the Preferred Shares on the date specified in such notice (the "Change of Control Payment Date"), which date shall be no earlier than thirty (30) days and no later than sixty-one (61) days from the date such notice is mailed.  In addition, such Change of Control Offer shall further state:  (A)  the amount of the Change of Control Payment; (B) that the Holder may elect to have all or any portion of its Preferred Shares redeemed pursuant to the Change of Control Offer, (C) that any Preferred Shares to be redeemed must be surrendered for payment of the Change of Control Payment at the office of the Company or any redemption agent selected by the Company therefor together with any written instrument or instructions of transfer or other documents and endorsements reasonably acceptable to the redemption agent or the Company, as applicable (if reasonably required by the redemption agent or the Company, as applicable); (D) that, upon a Holder's compliance with clause (C), payment of the Change of Control Payment with will be made to the Holder on the Change of Control Payment Date to the account specified by such Holder to the Company in writing; (E) the date and time by which the Holder must make its election, (F) that any Holder may withdraw its election notice with respect to all or a portion of their Preferred Shares at any time prior to 5:00 p.m. (New York City time) on the Business Day immediately preceding the Change of Control Payment Date; and (G) the amount and type of property that the Holder would receive in connection with such Change of Control if the Holder elects to convert its Preferred Shares in connection with the Change of Control.  The Company shall issue a press release for publication on the Dow Jones News Service or Bloomberg Business News (or if either such service is not available, another broadly disseminated news or press release service selected by the Company) prior to the opening of business on the first Business Day following any date on which the Company provides notice to Holders pursuant to this SECTION 6(c) disclosing the right of Holders to have the Company redeem  Preferred Shares pursuant to this SECTION 6(c).

(iii)           On the Change of Control Payment Date, the Company will, to the extent lawful:  (A) accept for payment all Preferred Shares validly tendered pursuant to the Change of Control Offer; and (B) make a Change of Control Payment to each Holder that validly tendered Preferred Shares pursuant to the Change of Control Offer.

(iv)           Notwithstanding anything to the contrary contained in this SECTION 6(c), the Company shall not be required to consummate the repurchase of Preferred Shares contemplated by this SECTION 6(c) unless and until the Company has repurchased the Senior Notes as required by the Indenture with regard to the Change of Control (provided, however, that the failure to repurchase Preferred Shares at any time required by this SECTION 6(c), even if such repurchase cannot be made as a result of this clause (iv), will constitute a Specified Breach Event).

(v)           If at any time prior to consummation of a transaction that would constitute a Change of Control, the Company has publicly announced (whether by press release, SEC filing or otherwise) such transaction or prospective transaction or the entry by the Company into any definitive agreement with respect thereto, the Company shall, within five (5) Business Days of the issuance of such public announcement, deliver a written notice to each Holder notifying them of the same and the anticipated date of consummation of such transaction.

(vi)           The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer and makes the Change of Control Payment in the manner, at the times and otherwise in compliance with the requirements set forth herein applicable to a Change of Control Offer made by the Company and purchases all Preferred Shares validly tendered under such Change of Control Offer.

(vii)           A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(d)           Notwithstanding anything in this SECTION 6 to the contrary, each Holder shall retain the right to elect to convert any Preferred Shares to be redeemed at any time prior to 5:00 p.m. (New York City time) on the Business Day immediately preceding any Redemption Date.  Any Preferred Shares that a Holder elects to convert prior to the Redemption Date shall not be redeemed pursuant to this SECTION 6.

(e)           Insufficient Funds.  Any redemption of the Preferred Shares pursuant to this SECTION 6 shall be payable out of any cash legally available therefor, provided, however, that, other than in respect of a redemption pursuant to SECTION 6(b) (which the Company may only effectuate to the extent it has sufficient cash legally available therefor), if there is not a sufficient amount of cash legally available to pay the Redemption Price in full in cash, then the Company may pay that portion of the Redemption Price with respect to which it does not have cash legally available therefor out of the remaining assets of the Company legally available therefor (valued at the fair market value thereof on the date of payment, as reasonably determined in good faith by the Board).  If the Company anticipates not having sufficient cash legally available for a redemption pursuant to SECTION 6(a) or SECTION 6(c), the redemption notice delivered to Holders shall so specify, and indicate the nature of the other assets expected to be distributed and the fair market value of the same as reasonably determined by the Board as aforesaid.  At the time of any redemption pursuant to this SECTION 6, the Company shall take all actions required or permitted under Delaware law to permit the redemption of the Preferred Shares, including, without limitation, through the revaluation of its assets in accordance with Delaware law, to make cash funds (and to the extent cash funds are insufficient, other assets) legally available for such redemption.  In connection with any redemption pursuant to SECTION 6(c), to the extent that Holders elect to have their Preferred Shares redeemed and the Company has insufficient funds to redeem such Preferred Shares (after taking into account the amount of any repurchase obligations the Company has or expects to have under the Senior Notes (or any other Debt ranking senior to the Series A-2 Preferred Stock), Senior Securities or any Parity Securities resulting from the same facts and circumstances as the

Change of Control hereunder), the Company shall use any available funds to redeem a portion of such Preferred Shares and Parity Securities (if any are being redeemed) ratably in proportion to the full respective amounts to which they are entitled; provided, however, that the failure for any reason to redeem all Preferred Shares required to be redeemed under SECTION 6(c) when required shall constitute a Specified Breach Event.

(f)           Mechanics of Redemption.

(i)           The Company (or a redemption agent on behalf of the Company, as applicable) shall pay the applicable Redemption Price on the Redemption Date or the required payment date therefor upon surrender of the certificates representing the Preferred Shares to be redeemed and receipt of any written instrument or instructions of transfer or other documents and endorsements reasonably acceptable to the redemption agent or the Company, as applicable, to the extent required by SECTIONS 6(a), 6(b) and 6(c); provided that, if such certificates are lost, stolen or destroyed, the Company may require an affidavit certifying to such effect and, if requested, an agreement indemnifying the Company from any losses incurred in connection therewith, in each case, in form and substance reasonably satisfactory to the Company, from such Holder prior to paying such amounts.

(ii)           Following any redemption of Preferred Shares on any Redemption Date, the Preferred Shares so redeemed will no longer be deemed to be outstanding and all rights of the Holder thereof shall cease, including the right to receive Dividends; provided, however, that any rights of Holders pursuant to this Certificate of Designation that by their terms survive redemption of the Preferred Shares and, for the avoidance of doubt, any rights that survive pursuant to any of the other Transaction Agreements (as defined in the Securities Purchase Agreement), shall survive in accordance with their terms.  The foregoing notwithstanding, in the event that a Preferred Share is not redeemed by the Company when required, such Preferred Share will remain outstanding and will continue to be entitled to all of the powers, designations, preferences and other rights (including but not limited to the accrual and payment of dividends and the conversion rights) as provided herein.

SECTION 7.      Specified Breach Events.

(a)           The following events shall constitute "Specified Breach Events":

(i)           an "Event of Default" has occurred and is continuing under the Indenture; or an "event of default" has occurred and is continuing with respect to any other indenture, credit agreement or similar documentation related to an aggregate of $25,000,000 or more in principal amount of indebtedness of the Company for borrowed money incurred after the Original Issue Date; provided that, a Specified Breach Event shall cease to exist once the underlying event of default in respect of such indebtedness has been waived or cured or such indebtedness has been repaid;

(ii)           any Significant Subsidiary fails to repay any indebtedness for borrowed money within any applicable grace period after final maturity or the acceleration of any indebtedness for borrowed money of a Significant Subsidiary because of a default, in each case where the total amount of such unpaid or accelerated indebtedness exceeds $25,000,000; provided that, such a Specified Breach Event shall cease to exist once the underlying event of default in respect of such indebtedness has been waived or cured or such indebtedness has been repaid;

(iii)           the Company fails to declare and pay any Cash Dividends or Accreting Dividends due on any Dividend Payment Date and such failure continues for a period of ninety (90) days; provided that, any such Specified Breach Event shall cease to exist once all Cash Dividends and Accreting Dividends in arrears through the end of the most recently completed Dividend Period have been declared and paid in full;

(iv)           the Company fails to comply with the Cash Maintenance Ratio covenant set forth in SECTION 8(a) for a period of ninety (90) days; provided that, any such Specified Breach Event shall cease to exist on the date that an officer of the Company executes a certificate, which shall be sent to the Holders, certifying to facts showing that the Company is in compliance with such covenant for a subsequent fiscal quarter;

(v)           the Company defaults in the performance of, or breaches the covenants contained in, the following sections of this Certificate of Designation or the Securities Purchase Agreement and such default or breach, if curable, is not cured within ninety (90) days:  SECTION 2(c) (Participating Cash Dividends); SECTION 2(d) (In-Kind Participating Dividends); the proviso contained in SECTION 5(d)(i) (Amounts Received Upon Conversion); SECTION 6(a) (Redemption at Option of Holder on Maturity Date); SECTION 6(c) (Redemption at Option of Holder Upon a Change of Control) (including, without limitation, any delay or failure to repurchase the Preferred Shares as a result of provisions of SECTION 6(c)(iv)); and SECTION 8(b) (Issuance of Additional Preferred Stock); and

(vi)           if the Company voluntarily delists its Common Stock so that the Common Stock ceases to be listed on at least one (1) Exchange or the Company shall take any action with the intent to cause the Common Stock to cease to be listed on at least one (1) Exchange, except, in either case, in connection with (A) a Going Private Event, (B) a merger or consolidation involving the Company or (C) a sale by the Company of all or substantially all of its consolidated assets, in each case where such transaction is authorized in accordance with the terms set forth in, or not prohibited by, this Certificate of Designation and where none of the transaction consideration consists of Common Stock that is listed on an Exchange; provided that, such a  Specified Breach Event shall cease to exist upon the Common Stock again being listed on at least one (1) Exchange.

(b)           Upon a Specified Breach Event and during any time that a Specified Breach Event is continuing, the Company (which, for the avoidance of doubt shall not be deemed to include any Subsidiaries of the Company except to the extent specified below) shall be prohibited from:

(i)           making, and to the extent within the Company's control, permitting any of its Subsidiaries to make, any Restricted Payments (other than repurchases of shares of Common Stock in connection with the termination of an employee’s, officer’s or director’s service to the Company or any of its Subsidiaries otherwise permitted pursuant to the terms of this Certificate of Designation (including, without limitation, SECTION 4, if applicable));

(ii)           for so long as the Indenture limits the Company's ability to incur subordinated indebtedness, incurring any subordinated indebtedness (including for this purpose, Additional Permitted Preferred Stock or Parity Securities) pursuant to SECTION 4.06(b)(3) of the Indenture (or a similar provision) to the extent the Company could not do so if the Preferred Shares and any Parity Securities were assumed to be subordinated indebtedness for the purposes of the Indenture;

(iii)           incurring, and to the extent within the Company's control, permitting any Intermediate Holding Company from incurring, any Debt (which term shall include, for this purpose, Senior Securities, Additional Permitted Preferred Stock and Parity Securities and shall exclude, in the case of any Intermediate Holding Company, Debt permitted to be incurred under the Indenture and incurred to finance acquisitions of businesses or operating assets to be held by a Portfolio Company in which such Intermediate Holding Company holds an equity interest or to refinance other indebtedness of such Intermediate Holding Company or any of its Subsidiaries (but only in such amount as is necessary to pay the acquisition purchase price or pay the refinanced indebtedness, as the case may be, together with any fees and expenses related thereto) if after giving effect to such incurrence, the Collateral Coverage Ratio would be less than 1.0:1.0;

(iv)           entering, and to the extent within the Company's control, permitting any of its Subsidiaries from entering, into any agreement for the purchase of any debt or Equity Securities of any Portfolio Company of any Harbinger Affiliate from any Harbinger Affiliate; and

(v)           entering, and to the extent within the Company's control, permitting any of its Subsidiaries to enter, into any agreement for the sale by the Company of Equity Securities of any Portfolio Company of the Company to any Harbinger Affiliate;

provided, however, that clauses (iv) and (v) shall in no way limit or restrict (x) any FS/OM Permitted Activities or (y) the sale or contribution by a Harbinger Affiliate to the Company or any Subsidiary of the Company of shares of Capital Stock of Spectrum on commercially reasonable terms at prevailing market prices using the Thirty Day VWAP for the purpose of ensuring that the Company's holdings in Spectrum do not constitute investment securities under the Investment Company Act of 1940, as amended.

Notwithstanding anything to the contrary in this SECTION 7(b), the agreements of the Company in this SECTION 7(b) insofar as they govern or purport to govern conduct concerning any Subsidiary of the Company are being made by the Company solely in its capacity as the controlling shareholder of such Subsidiary and not in any fiduciary capacity of it or any of the Subsidiary’s officers or directors, and nothing herein shall require the Company to act in any way  that would cause any shareholder, director or officer of any such Subsidiary to act in a manner that would violate legally imposed fiduciary duties applicable to any such shareholder, director or officer.

(c)           Subject to applicable law and compliance with the rules of The New York Stock Exchange and the Insurance Regulatory Authorities (including the requirement that an individual appointed as a Specified Breach Director not be found at any time or from time to time to be "untrustworthy" by the Insurance Regulatory Authorities), upon a Specified Breach Event and during any time that a Specified Breach Event is continuing, upon the Company's receipt of a written notice from the Fortress Investor (at any time when the Fortress Investor Group owns a number of shares of Existing Series A Preferred Stock equal to or greater than 50% of the Initial Preferred Share Amount) or from the Majority Holders (at any time when the Fortress Investor Group owns a number of shares of Existing Series A Preferred Stock less than 50% of the Initial Preferred Share Amount), the Company shall, notwithstanding any other provision of this Certificate of Designation, increase the size of the Board by one (1) directorship (or at any time when the Purchaser Director (as defined in the Existing Series A Certificate of Designation) is not serving on the Board, two (2) directorships) (a "Specified Breach Director") and the Specified Breach Director(s) shall be elected as set forth in this section; provided that as a condition precedent to the election of a Specified Breach Director, the Fortress Investor or the Majority Holders, as applicable, shall be required to provide to the Company the duly executed and delivered written resignation of the Person to be elected as a Specified Breach Director, providing that effective immediately and automatically (without any further action by any Person) upon the earlier to occur of (x) the expiration of the applicable Breach Period or (y) the number of Fortress Representatives being reduced pursuant to SECTION 8(c) of the Existing Series A Certificate of Designation, such Specified Breach Director shall resign from the Board.  For the avoidance of doubt, no Specified Breach Director shall be elected to the Board unless the written resignation referred to in the preceding sentence is delivered to the Company prior thereto.  A Specified Breach Director need not be an "independent director" of the Board pursuant to the rules of the Exchange on which the Company's Common Stock is then traded.  Subject to applicable law and compliance with the rules of The New York Stock Exchange and the Insurance Regulatory Authorities (including the requirement that an individual appointed as a Specified Breach Director not be found at any time or from time to time to be “untrustworthy” by the Insurance Regulatory Authorities), the Fortress Investor (at any time when the Fortress Investor Group owns a number of shares of Existing Series A Preferred Stock equal to or greater than 50% of the Initial Preferred Share Amount) or the Majority Holders (at any time when the Fortress Investor Group owns a number of shares of Existing Series A Preferred Stock less than 50% of the Initial Preferred Share Amount) shall be entitled to nominate and elect the Specified Breach Director(s) (which nominees shall be reasonably acceptable to any governance or nominating committee of the Board (or the Board if no such committee then exists)).  At any time when the Fortress Investor Group owns a number of shares of Existing Series A Preferred Stock less than 50% of the Initial Preferred Share Amount, the Specified Breach Directors shall be elected (i) by the written consent of the Majority Holders or (ii) at a special meeting of the Holders (which shall be called by the Secretary of the Company at the request of any Holder) to be held within thirty (30) days of the occurrence of the Specified Breach Event, or, if the Specified Breach Event occurs less than sixty (60) days before the date fixed for the next annual meeting of the Company's stockholders, at such annual meeting.  At any meeting at which the Specified Breach Director(s) will be elected, the Specified Breach Director(s) shall be elected by the holders of a majority of the shares of Existing Series A Preferred Stock held by the Fortress Investor Group (at any time when the Fortress Investor Group owns a number of shares of Existing Series A Preferred Stock equal to or greater than 50% of the Initial Preferred Share Amount) or by the Majority Holders (at any time when the Fortress Investor Group owns a number of shares of Existing Series A Preferred Stock less than 50% of the Initial Preferred Share Amount).  The Specified Breach Director(s) will serve until there ceases to be any Preferred Shares or shares of Existing Series A Preferred Stock outstanding or until no Specified

Breach Event exists or is continuing, whichever occurs earliest (the "Breach Period") and, upon the expiration of an applicable Breach Period, the director seat(s) held by the Specified Breach Director(s) shall be automatically eliminated and the size of the Board shall be reduced accordingly.  If there is a vacancy in the office of a Specified Breach Director during a Breach Period, then the vacancy may only be filled by a nominee (which nominees shall be reasonably acceptable to any governance or nominating committee of the Board (or the Board if no such committee then exists)) upon the written consent or vote of the Fortress Investor (at any time when the Fortress Investor Group owns a number of shares of Existing Series A Preferred Stock equal to or greater than 50% of the Initial Preferred Share Amount) or the Majority Holders (at any time when the Fortress Investor Group owns a number of shares of Existing Series A Preferred Stock less than 50% of the Initial Preferred Share Amount.  Each Specified Breach Director will be entitled to one (1) vote on any matter with respect to which the Board votes.  During the Breach Period, any Specified Breach Director may be removed at any time with or without cause by, and shall not be removed otherwise than by, the written consent or vote of the Fortress Investor (at any time when the Fortress Investor Group owns a number of shares of Existing Series A Preferred Stock equal to or greater than 50% of the Initial Preferred Share Amount) or the Majority Holders (at any time when the Fortress Investor Group owns a number of shares of Existing Series A Preferred Stock less than 50% of the Initial Preferred Share Amount).  If after the appointment of a Specified Breach Director the applicable Breach Period expires, if so requested by the Company, the Investor shall promptly cause to resign, and take all other action reasonably necessary, or reasonably requested by the Company, to cause the prompt removal of, such Specified Breach Director. The Investor Director (as defined in the Existing Series A Certificate of Designation), if any, the Additional Preferred Directors (as defined in the Existing Series A Certificate of Designation), if any and the Specified Breach Directors (if any), shall be spread as evenly as practicable among the classes of directors.  Notwithstanding anything to the contrary contained in this SECTION 7(c), no Specified Breach Directors shall be appointed (whether or not a Specified Breach Event has occurred and is continuing) during any period when Additional Preferred Directors have been appointed to the Board.

(d)           Whether or not a Specified Breach Event has occurred and is continuing under SECTION 7(a)(iii), if the Company fails to declare and pay Dividends (other than Participating Dividends) due on any Dividend Payment Date or Participating Dividends when dividends are paid to the holders of Common Stock, then until such accrued and unpaid Dividends are paid, the Company shall be prohibited from (i) declaring, paying or setting apart for payment, any dividends or other distributions on the Common Stock or other Junior Securities, (ii) redeeming, purchasing or otherwise acquiring for any consideration any Common Stock or Junior Securities and (iii) declaring, paying or setting apart for payment, any dividends or other distributions on any Parity Securities; provided that, dividends or distributions otherwise prohibited by clause (iii) may be declared, paid or set aside on a pro rata basis among the Preferred Shares and the shares of Parity Securities in proportion to the amounts to which they are entitled.

(e)           Notwithstanding any other provisions of this Certificate of Designation or the Securities Purchase Agreement, if at any time (i) the number of Fortress Representatives to which the Fortress Investor is then entitled  (collectively, the "Fortress Director Representation Amount") exceeds (ii) the number (the "Proportionate Representation Amount") equal to, rounded up to the nearest whole number (A) the percentage of the Company's Voting Stock held by the Fortress Investor Group (assuming, for such purposes, that any securities held by the Fortress Investor Group and convertible, exchangeable or exercisable for Voting Stock of the Company are so converted, exchanged or exercised), divided by (B) the number of votes applicable to all Voting Stock of the Company (assuming, for such purposes, that any securities held by the Fortress Investor Group and convertible, exchangeable or exercisable for Voting Stock of the Company are so converted, exchanged or exercised), multiplied by (C) the total number of seats on the Board, then, unless not required pursuant to the rules of The New York Stock Exchange or any other stock exchange on which the Company’s Common Stock may then be listed, the Fortress Director Representation Amount and, if necessary, the number of Fortress Representatives shall be reduced until the Fortress Director Representation Amount and the number of Appointed Directors equals  the greater of one and the Proportionate Representation Amount;

provided, however, that the Fortress Director Representation Amount and the number of Fortress Representatives shall thereafter again be increased from time to time if and to the extent that, at such time, the Fortress Investor would be entitled to appoint such additional Fortress Representatives and the appointment of such additional Fortress Representatives would not cause the Fortress Director Representation Amount to exceed the Proportionate Representation Amount.  Any vacancy created on the Board as a result of the operation of the foregoing procedures shall be required to be filled by the Company by an individual who is "independent" as defined in Section 303A of The New York Stock Exchange Listed Company Manual and who is not, nor ever has been, an employee of the Company, any of its Subsidiaries, any Harbinger Affiliate or any Portfolio Company of any Harbinger Affiliate.

SECTION 8.      Covenants.

(a)           Cash Maintenance Ratio.  During the period beginning on the Original Issue Date and ending on March 31, 2012, the Company shall not permit, on the last day of each fiscal quarter ending on or prior to March 31, 2012, the ratio of the Company’s Cash Equivalents to Fixed Charges for the prior four (4) quarters then ended to be less than 1.0 to 1.0 (the "Cash Maintenance Ratio"); provided that, for the first three (3) fiscal quarters ending after the Original Issue Date, the actual amount of Fixed Charges incurred since the Original Issue Date shall be annualized to reflect a full year of 365 days.

(b)           Issuance of Additional Preferred Stock.  After the date hereof, the Company may issue additional shares of Series A-2 Preferred Stock or Parity Securities (the "Additional Permitted Preferred Stock") provided that the aggregate purchase price of all outstanding shares of Series A-2 Preferred Stock and Parity Securities may not, except to the extent set forth in the following sentence, exceed $400.0 million.  The Company shall not, on or after the Original Issue Date, issue any (x) Parity Securities in excess of the Additional Permitted Preferred Stock authorized by the preceding sentence or (y) Senior Securities unless one of the following conditions (the "Incurrence Based Issuance Limits") is satisfied (and, in the case of Senior Securities, subject to receipt of the required approval of the Majority Holders and, if applicable, the Fortress Investor, as set forth under SECTIONS 4(b)(i)(B) and 4(b)(ii)(A) of the Existing Series A Certificate of Designation):

(i)           if the Company's Total Secured Debt is less than $400.0 million, the Pro Forma Collateral Coverage Ratio after such issuance would be greater than the number equal to (x) the collateral coverage ratio set forth in Section 4.18 of the Indenture (or a successor provision) applicable at times when the Company's Total Secured Debt outstanding is less than $400.0 million less (y) 0.5 (which, for example, means the Pro Forma Collateral Coverage Ratio exceeds 1.5 to 1.0 as of the date hereof because the collateral coverage ratio set forth in the Indenture as in effect on the date hereof is 2.0 to 1.0); or

(ii)           if the Company's Total Secured Debt is equal to or greater than $400.0 million, the Pro Forma Collateral Coverage Ratio after such issuance would be greater than the number equal to (x) the collateral coverage ratio set forth in Section 4.18 of the Indenture (or a successor provision) applicable at times when the Company's Total Secured Debt outstanding is equal to or greater than $400.0 million less (y) 0.5 (which, for example, means the Pro Forma Collateral Coverage Ratio exceeds 2.0 to 1.0 as of the date hereof because the collateral coverage ratio set forth in the Indenture as in effect on the date hereof is 2.5 to 1.0).

Notwithstanding the foregoing, the Incurrence Based Issuance Limits shall cease to apply, and the conditions in the foregoing clauses (i) and (ii) shall be deemed satisfied, from and after the first date on which both (x) the Company Conversion Conditions and (y) the Public Float Hurdle are satisfied.

For the avoidance of doubt, no Series A-2 Preferred Stock or Parity Securities shall be issuable or deemed issued pursuant to the second sentence of this SECTION 8(b) unless and until the aggregate issue price of the Existing Series A Preferred Stock issued on May 13, 2011, plus the Series A-2 Preferred Stock issued on the Original Issue Date, plus the aggregate issue price of Additional Permitted Preferred Stock issued or deemed issued pursuant to the first sentence of this SECTION 8(b) equals $400 million.

Any Parity Securities or Senior Securities issued after the Original Issue Date pursuant to this SECTION 8(b) (other than the Additional Permitted Preferred Stock), are referred to herein as the "Additional Preferred Securities").

(c)           Use of Proceeds from Preferred Shares.  The Company shall not, within 180 days after May 13, 2011, (i) make any Restricted Payments, or (ii) redeem or repurchase any of the Senior Notes; provided that, notwithstanding the foregoing, the Company may pursuant to this covenant (x) (a) repurchase or redeem Equity Securities of the Company or any securities that are linked to Equity Securities of the Company held by employees of the Company upon such employee's termination, death or disability, (b) repurchase Equity Securities of the Company deemed to occur upon the exercise of stock options or warrants if the Equity Securities represent all or a portion of the exercise price thereof (or related withholding taxes) and (c) make Restricted Payments to allow the customary payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Equity Securities of the Company; and (y) make Restricted Payments or redeem or repurchase any of the Senior Notes to the extent that the funds used to make such Restricted Payments or to redeem or repurchase any of the Senior Notes, as applicable, consist of either dividend proceeds from operations received by the Company from earnings of its Subsidiaries or proceeds from an initial public offering of F&G (as defined in the Securities Purchase Agreement) or a Subsidiary thereof.  For the avoidance of doubt, to the extent any of the foregoing actions are subject to any other covenants or conditions pursuant to any other provisions of this Certificate of Designation (including, without limitation, SECTION 4), such action shall be required to comply with such other provisions.

(d)           Certificates.  The Company shall promptly, and in no event later than 30 days after the last day of any calendar quarter, furnish to each Holder a certificate of an officer of the Company setting forth, as of the end of such calendar quarter the Cash Maintenance Ratio and the calculation of the same (provided that the Company shall not be obligated to provide the information required by this sentence from and after such time as the covenant in SECTION 8(a) ceases to be applicable).

(i)           The Company shall promptly, and in no event later than the 30th day after the first day of a Dividend Period for which the Accreting Dividend rate has been adjusted pursuant to SECTION 2(b), furnish to each Holder a certificate of an officer of the Company setting forth, as of the end of the prior Dividend Period the Net Asset Value as of the end of such prior Dividend Period and the calculation of the same.

(ii)           If the Company issues any Additional Preferred Securities pursuant to SECTION 8(b), the Company shall promptly, and in no event later than five (5) days after the date of such issuance, furnish to each Holder a certificate of an officer of the Company setting forth, to the extent required to be complied with in connection with such issuance, the amount of Total Secured Debt and the Collateral Coverage Ratio as of the date of such issuance, the Pro Forma Collateral Coverage Ratio after giving effect to such issuance, and the calculations relating to the same.

(iii)           If the Company takes any action, which pursuant to this Certificate of Designation requires the Public Float Hurdle to be met, the Company shall promptly, and in no event later than five (5) days after the date of such action, furnish to each Holder a certificate of an officer of the Company setting forth, to the extent required to be complied with in connection with such action, the Public Market Capitalization as of the date of such action and an analysis of the Public Float Hurdle.

SECTION 9.      Additional Definitions.  For purposes of these resolutions, the following terms shall have the following meanings:

(a)           "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person.

(b)           "Asset Sale" shall have the meaning set forth in the Indenture.

(c)           "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.  The terms "Beneficially Owns" and "Beneficially Owned" shall have a corresponding meaning.

(d)           "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or obligated to close.

(e)           "Capital Stock" means, with respect to any Person, any and all shares of stock of a corporation, partnership interests or other equivalent interests (however designated, whether voting or non-voting) in such Person's equity, entitling the holder to receive a share of the profits and losses, and a distribution of assets, after liabilities, of such Person.

(f)           "Cash Equivalents" means:

(i)           United States dollars, or money in other currencies received in the ordinary course of business;

(ii)           U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations with maturities not exceeding one year from the date of acquisition;

(iii)           (A) demand deposits, (B) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, (C) banker's acceptances with maturities not exceeding one year from the date of acquisition, and (D) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any state thereof having capital, surplus and undivided profits in excess of $500 million whose short-term debt is rated "A-2" or higher by S&P or "P-2" or higher by Moody's;

(iv)           repurchase obligations with a term of not more than seven (7) days for underlying securities of the type described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above;

(v)           commercial paper rated at least P-1 by Moody's or A-1 by S&P and maturing within six (6) months after the date of acquisition; and

(vi)           money market funds at least 95% of the assets of which consist of investments of the type described in clauses (i) through (v) above.

(g)           "Certificate of Designation" means this certificate of designation for the Series A-2 Preferred Stock, as such shall be amended from time to time.

(h)           "Change of Control" shall have the meaning set forth in the Existing Indenture; provided, however, that references to Permitted Holders therein shall be deemed to refer to the Harbinger Affiliates, the Fortress Investor and their respective Affiliates.

(i)            "Collateral Coverage Ratio" means, as of any determination date, the "Collateral Coverage Ratio" as set forth in the Indenture, except that (x) all assets of the Company and the Guarantors (as defined in the Indenture) (including Excluded Property (as defined in the Indenture)) shall be considered to be "Collateral" whether or not pledged to secure indebtedness of the Company or its Subsidiaries and (y) clause (ii) of such definition shall be deemed to refer to all "Debt" (as defined in the Indenture), whether or not secured by liens on the "Collateral", and the term "Debt" shall further be deemed to include all outstanding Preferred Shares and all outstanding Parity Securities and Senior Securities (including any shares of Preferred Stock that would be outstanding after taking into account the consummation of the proposed issuance of Preferred Stock).  In the event that any version of the Indenture no longer contains a "Collateral Coverage Ratio" (or substantially similar test), then the term "Collateral Coverage Ratio" shall be deemed to refer to the definition of "Collateral Coverage Ratio" (or such substantially similar definition) set forth in the last version of the Indenture containing such ratio; provided, however, that if the Company no longer has any indebtedness outstanding, then any covenants utilizing the Collateral Coverage Ratio shall no longer be in effect (subject to the 365-day reinstatement and related non-circumvention provisions of the last sentence contained in the definition of the term "Indenture" herein).

(j)            "Common Stock" means the shares of common stock, par value $0.01 per share, of the Company or any other Capital Stock of the Company into which such Common Stock shall be reclassified or changed.

(k)           "Company Conversion Conditions" means the following:  (i) the Thirty Day VWAP exceeds 150% of the then applicable Conversion Price (as defined in the Existing Series A Certificate of Designation) of the Existing Series A Preferred Stock; and (ii) the Daily VWAP exceeds 150% of the then applicable Conversion Price (as defined in the Existing Series A Certificate of Designation) of the Existing Series A Preferred Stock for at least twenty (20) Trading Days out of the thirty (30) Trading Days used to calculate the Thirty Day VWAP in clause (i) of this definition.

(l)            "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with") with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  For the avoidance of doubt, as of the date hereof (but without precluding a different determination as of any date subsequent to the date hereof dependent on the relevant facts and circumstances at such time), the Company shall not be considered to control Spectrum.

(m)          "Conversion Price" means initially $7.00, as adjusted from time to time as provided in SECTION 5.

(n)           "Convertible Securities" means securities by their terms convertible into or exchangeable for Common Stock or options, warrants or rights to purchase such convertible or exchangeable securities.

(o)           "Daily VWAP" means the volume-weighted average price per share of Common Stock (or per minimum denomination or unit size in the case of any security other than Common Stock) as displayed under the heading "Bloomberg VWAP" on the Bloomberg page for the "<equity> AQR" page corresponding to the "ticker" for such Common Stock or unit (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of such Common Stock (or per minimum denomination or unit size in the case of any security other than Common Stock) on such Trading Day.  The "volume weighted average price" shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

(p)           "Debt" shall have the meaning set forth in the Indenture.

(q)           "Dividend Payment Date" means January 15, April 15, July 15 and October 15 of each year, commencing on July 15, 2011; provided that, if any such Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be the immediately succeeding Business Day.

(r)            "Dividend Rate" means for any Dividend Period, 8.00% plus the applicable Accreting Dividend Rate for such Dividend Period.

(s)           "Equity Securities" means, with respect to any Person:  (i) shares of Capital Stock of such Person, (ii) any rights, options, warrants or similar securities to subscribe for, purchase or otherwise acquire any shares of the Capital Stock of such Person, and (iii) Capital Stock or other securities (including debt securities) directly or indirectly convertible into or exercisable or exchangeable for any shares of Capital Stock of such Person.

(t)            "Exchange" means the NASDAQ Global Market, the NASDAQ Global Select Market, The New York Stock Exchange or any of their respective successors.

(u)           "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(v)           "Excluded Stock" means:  (i) shares of Common Stock issued by the Company in an event subject to, and for which the Conversion Price is subject to adjustment pursuant to, SECTION 5(g)(i)(A); (ii) Option Securities or shares of Common Stock (including upon exercise of Option Securities) issued to any director, officer or employee pursuant to compensation arrangements approved by the Board in good faith and otherwise permitted to be issued, or not prohibited, by any other provision of this Certificate of Designation; (iii) the issuance of shares of Common Stock upon conversion of the Preferred Shares or upon the exercise or conversion of

Option Securities and Convertible Securities of the Company outstanding on the Original Issue Date   or otherwise permitted to be issued, or not prohibited, by any other provision of this Certificate of Designation; and (iv) Common Stock that becomes issuable in connection with, or as a result of, accretions to the face amount of, or payments in kind with respect to, Preferred Shares, Option Securities and Convertible Securities of the Company outstanding on the Original Issue Date or otherwise permitted to be issued, or not prohibited, by any other provision of this Certificate of Designation.

(w)          "Ex-Date" means the first date on which the Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question from the Company or, if applicable, from the seller of the Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

(x)            "Existing Indenture" means the indenture, dated as of November 15, 2010, by and between the Company and Wells Fargo Bank, National Association, as trustee, governing the Senior Notes, as in effect on the Original Issue Date.

(y)           "Fair Market Value" shall have the meaning set forth in the Indenture, provided that, the initial Fair Market Value of all Investments of the Company shall be deemed to be the purchase price paid by the Company therefor and the Fair Market Value of Harbinger F&G on May 13, 2011 shall be deemed to be $350.0 million, provided, further, that for purposes of the calculation of "Net Asset Value," the Fair Market Value of any Investment of the Company shall be valued twice per annum at the end of the same two fiscal quarters as provided in the Indenture (or, if the Indenture shall cease to be in effect or shall provide for valuations at times other than twice per annum, then at the end of the same two fiscal quarters as provided in the then most recent Indenture).

(z)           "Fixed Charges" means, without duplication, the sum of (i) cash interest payments on the Senior Notes, (ii) cash interest payments on other indebtedness for borrowed money, (iii) Cash Dividends payable on the Preferred Shares, and (iv) cash dividends payable on Parity Securities and Senior Securities.

(aa)         "Fortress Investor" means CF Turul LLC, a Delaware limited liability company, or its successor.

(bb)         "Fortress Investor Group" means the Fortress Investor, its Affiliates and its managed funds.

(cc)         "Fortress Representatives" shall mean any Investor Director, Additional Preferred Directors, Specified Default Directors, Director Replacement Observer and Fortress Board Observer, in each case as defined in the Existing Series A Certificate of Designation.

(dd)         "Front Street Re" means, collectively, FS Holdco Ltd. (Cayman), Front Street Holdings Ltd (Cayman) and Front Street Re Ltd. (Bermuda), and their respective successors.

(ee)         "Front Street Specified Affiliate" means FS Holdco Ltd., Front Street Re, Ltd. and any of their respective Subsidiaries and successors and any other Subsidiary of FS Holdco Ltd. formed to conduct a reinsurance business.

(ff)           "FS/OM Permitted Activities" means:

(i)           any reinsurance transaction entered into by any Front Street Specified Affiliate that is approved by a committee of independent directors of the Company (including without limitation the appointment of a Harbinger Affiliate as investment manager of any assets underlying such transaction, the investment of any such assets in debt or equity securities issued by, or the purchase of assets or investments from, any Harbinger Affiliate, or the formation of any subsidiaries to implement such transaction);

(ii)           asset management activity of any Harbinger F&G Affiliate that are (x) conducted on customary market terms, (y) conducted in the ordinary course of business and on terms that are substantially economically similar (in the aggregate) to the terms in effect as of the date of this Agreement with respect to the asset management activities conducted on behalf of Harbinger F&G Affiliates by Goldman Sachs Asset Management and Barrow, Hanley, Mewhinney & Strauss (regardless of whether such asset management activities are conducted by the Company or any of its Subsidiaries (including, any Harbinger F&G Affiliates) or any Harbinger Affiliate), or (z) approved by a committee of independent directors of the Company (including without limitation the appointment of a Harbinger Affiliate as the investment manager for such assets, the investment of any such assets in debt or equity securities issued by, or the purchase of assets or investments from, any Harbinger Affiliate or the formation of any subsidiary to implement such transaction); and

(iii)           asset management activity of any other financial services company that is a Subsidiary of the Company (including without limitation the appointment of a Harbinger Affiliate as the investment manager for such assets, the investment of any such assets in debt or equity securities issued by, or the purchase of assets or investments from, any Harbinger Affiliate or the formation of any Subsidiary to implement such transaction) (other than the asset management activities described in clause (ii) above) that are either in the ordinary course of business or approved by a committee of independent directors of the Company; provided, such asset management activities do not include operating as a hedge fund or private equity business (unless such activities are managed  by a Subsidiary of the Company and not by any Harbinger Affiliate); provided further, that reinsurance activities shall not, for this purpose, be considered a hedge fund or private equity business operation.

(gg)           "Going Private Event" means either: (A) the Company or any Harbinger Affiliate entering into a plan of merger or other agreement or arrangement providing for the acquisition of the Company by any Harbinger Affiliate in a transaction subject to Rule 13e-3 of the Exchange Act or (ii) a Harbinger Affiliate launching a tender offer subject to Rule 13e-3 of the Exchange Act for the outstanding shares of Common Stock not held by the Harbinger Affiliates.

(hh)         "Governmental Entity" shall mean any United States or non-United States federal, state or local government, or any agency, bureau, board, commission, department, tribunal or instrumentality thereof or any court, tribunal, or arbitral or judicial body.

(ii)           "Harbinger Affiliates" means Philip A. Falcone, Harbinger Capital Partners, or any limited partnership, limited liability company, corporation or other entity that is an Affiliate of Philip A. Falcone or Harbinger Capital Partners (other than the Company and its Subsidiaries).

(jj)           "Harbinger Capital Partners" means, collectively, Harbinger Capital Partners LLC and Harbinger Capital Partners II LP.

(kk)          "Harbinger F&G" means Harbinger F&G, LLC (formerly known as Harbinger OM, LLC).

(ll)           "Harbinger F&G Affiliate" means Harbinger F&G and any of its Subsidiaries and any of their respective successors.

(mm)        "hereof"; "herein" and "hereunder" and words of similar import refer to this Certificate of Designation as a whole and not merely to any particular clause, provision, section or subsection.

(nn)         "Holders" means the holders of outstanding Preferred Shares, shares of Existing Series A Preferred Stock, and shares of Additional Permitted Preferred Stock as they appear in the records of the Company.

(oo)         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

(pp)         "Independent Director" means any director on the Board that is "independent" as defined in Section 303A of The New York Stock Exchange Listed Company Manual, other than any director that is employed by a Harbinger Affiliate.

(qq)         "Indenture" means the indenture, dated as of November 15, 2010, by and between the Company and Wells Fargo Bank, National Association, as trustee, governing the Senior Notes as amended, supplemented or otherwise modified, and, in the event that the Senior Notes are refinanced or replaced with indebtedness ranking senior to the Series A-2 Preferred Stock, shall be deemed to refer to any agreement governing the terms of such indebtedness (provided, that in the event more than one agreement would constitute an "Indenture", with respect to any provision in this Certificate of Designation incorporating a provision of the "Indenture",  the term Indenture shall mean the agreement most favorable to the Holders with respect to such provision).  Further, if at any time the Company ceases to be a party to an "Indenture", the terms hereof referring to the provisions of the "Indenture" shall be suspended, except that if the Company enters into an agreement regarding indebtedness ranking senior to the Series A-2 Preferred Stock within 365 days of the termination of the last "Indenture," then the term "Indenture" shall be deemed to refer to such agreement and the provisions hereof that were previously suspended shall once again be effective (provided, however, that if the Company directly or indirectly structures any financing activity, or the timing thereof, with the purpose or intent of causing any such suspension with a view towards thereafter entering into a new Indenture, then such suspension shall be deemed not to have taken effect and the Company shall be deemed to have continued to be subject to the provisions of the prior Indenture).

(rr)           "Initial Preferred Share Amount" means 205,000 shares of Existing Series A Preferred Stock, as adjusted for any splits, combinations, reclassifications or similar adjustments.

(ss)          "Intermediate Holding Company" means any Subsidiary of the Company that has no assets other than Equity Interests in other Subsidiaries of the Company.

(tt)           "Insurance Regulatory Authorities" means the Vermont Department of Banking, Insurance, Securities and Health Care Administration, the New York State Insurance Department, the Maryland Insurance Administration, the Bermuda Monetary Authority or any other Governmental Entity regulating an insurance business of the Company or any of its controlled Affiliates.

(uu)         "Investment" has the meaning ascribed to such term in the Indenture.

(vv)         "Investment Securities" with respect to a Person means debt or equity securities issued by such Person or similar obligations of, or participations in, such Person.

(ww)        "Issue Date" means, with respect to a Preferred Share, the date on which such share is first issued by the Company.

(xx)           "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or capital lease).

(yy)         "Liquidation Event" means (i) the voluntary or involuntary liquidation, dissolution or winding-up of the Company, (ii) the commencement by the Company of any case under applicable bankruptcy, insolvency or other similar laws now or hereafter in effect, including pursuant to Chapter 11 of the U.S. Bankruptcy Code, (iii) the consent to entry of an order for relief in an involuntary case under applicable bankruptcy, insolvency or other similar laws now or hereafter in effect, including pursuant to Chapter 11 of the U.S. Bankruptcy Code, and (iv) the consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or similar official of the Company, or any general assignment for the benefit of creditors.

(zz)          "Majority Holders" means Holders (other than the Company, its employees, its Subsidiaries or Harbinger Affiliates) owning more than 50% of the Regular Liquidation Preference of the issued and outstanding Preferred Shares, shares of Existing Series A Preferred Stock and shares of Additional Permitted Preferred Stock, taken as a whole; provided that, for purposes of such calculation, the Preferred Shares, shares of Existing Series A Preferred Stock and shares of Additional Permitted Preferred Stock held by the Company, its employees, its Subsidiaries or any Harbinger Affiliate shall be treated as not outstanding.

(aaa)       "Market Disruption Event" means the occurrence or existence for more than one half hour period in the aggregate on any scheduled Trading Day for the Common Stock (or Reference Property, to the extent applicable) of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the applicable Exchange or otherwise) in the Common Stock (or Reference Property, to the extent applicable) or in any options, contracts or future contracts relating to the Common Stock (or Reference Property, to the extent applicable), and such suspension or limitation occurs or exists at any time before 4:00 p.m. (New York City time) on such day.

(bbb)      "Market Value" on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal Exchange on which shares of the Common Stock are then listed.  If the Common Stock is not so listed or traded, the Market Value will be an amount reasonably determined by the Board in good faith to be the fair value of the Common Stock.

(ccc)       "May 13 NAV" means $893,520,931.

(ddd)      “Net Asset Value” means the amount, valued twice per annum at the end of the same two fiscal quarters as provided in the Indenture, equal to (A) the sum of (1) the Cash Equivalents of the Company plus (2) the Fair Market Value of the Company’s Investments (other than Cash Equivalents), less (B) all liabilities of the Company determined in accordance with GAAP, including those related to the Company’s Investments to the extent not taken into account in the calculation of the Fair Market Value of the Company’s Investments; provided that for purposes hereof, (i) the derivative attributable to the conversion feature in any series of Preferred Stock will not be considered a liability of the Company, (ii) the face amount of any Series A-2 Preferred Stock and any Parity Securities (as well as any cash dividends accrued thereon) will be considered a liability of the Company, (iii) the amount of the fees and expenses paid by the Company on behalf of itself or any third party in connection with the issuance of the first $400 million aggregate purchase price of Existing Series A Preferred Stock, Series A-2 Preferred Stock and Additional Preferred Securities will be included in the calculation of the Company’s Cash Equivalents, in each case upon the first calculation of Net Asset Value following payment of such fees or expenses, (iv) the face amount of Preferred Stock that constitutes Senior Securities and dividends accrued thereon will be considered a liability of the Company and (v) the face amount of Preferred Stock that is a Junior Security and dividends accrued thereon will not be considered a liability of the Company; provided, further, that at the option of the Company, Net Asset Value may be recalculated as of December 31, 2011 solely for purposes of the Dividend Period(s) beginning on and after January 1, 2012.

(eee)       "Option Securities means options, warrants or other rights to purchase or acquire Common Stock, as well as stock appreciation rights, phantom stock units and similar rights whose value is derived from the value of the Common Stock.

(fff)         "Original Issue Date" means Closing Date (as such term is defined in the Securities Purchase Agreement).

(ggg)      "Person" means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government, any agency or political subdivisions thereof or other "Person" as contemplated by Section 13(d) of the Exchange Act.

(hhh)      "Portfolio Company" means, with respect to a referent Person, any other Person that issues Investment Securities if (i) such Investment Securities are the subject of an investment by the referent Person, (ii) at least 10% of the class of Investment Securities are Beneficially Owned by the referent Person and (iii) such Investment Securities are not (A) cash or cash equivalents, (B) marketable direct obligations issued or unconditionally guaranteed by the government of any OECD country, or issued by any agency thereof, maturing within one year from the date of acquisition thereof, (C) money market instruments, commercial paper or other short-term debt obligations having at the date of purchase by such Person the highest or second highest rating obtainable from either Standard & Poor's Ratings Services or Moody's Investors Services, Inc., or their respective successors, (D) interest bearing accounts at a registered broker-dealer, (E) money market mutual funds, (F) certificates of deposit or similar financial instruments maturing within one year from the date of acquisition thereof issued by commercial banks incorporated under the laws of the United States, any state thereof, the District of Columbia, any other OECD country or political subdivision thereof, each having at the date of acquisition by the Partnership combined capital and surplus of not less than $100 million, or (G) overnight repurchase agreements with primary U.S. Federal Reserve Bank dealers collateralized by direct U.S. Government obligations or similar arrangements with the central banks of OECD countries.

(iii)          "Preferred Shares" means the shares of Series A-2 Preferred Stock.

(jjj)          "Pro Forma Collateral Coverage Ratio" means, with respect to a potential issuance of shares of Additional Preferred Securities, the Collateral Coverage Ratio calculated to give pro forma effect to the issuance of such Additional Preferred Securities.

(kkk)       "Public Float Hurdle" means, as of any relevant measurement date, that the Public Market Capitalization is greater than the aggregate Market Value of the shares of Common Stock into which all issued and outstanding shares of Existing Series A Preferred Stock may be converted.

(lll)          "Public Market Capitalization" means, as of any relevant measurement date,  the aggregate Market Value of all issued and outstanding shares of Common Stock, other than shares of Common Stock held by Harbinger Affiliates.

(mmm)    "Purchase Price" means $1,000 per share, as the same may be increased pursuant to SECTION 2; provided that, in connection with a Going Private Event, the Purchase Price shall be adjusted to be an amount equal to the greater of (i) an amount equal to the Regular Liquidation Preference (disregarding for the purposes of calculating the Regular Liquidation Preference the last sentence of this definition) or (ii) the value of the consideration to be received per share of Common Stock in such Going Private Event (reasonably determined in good faith by the Board). Notwithstanding the foregoing, for purposes of determining Cash Dividends payable pursuant to SECTION 2(a) and the Liquidation Preference payable upon a Liquidation Event pursuant to SECTION 3, no adjustment to the Purchase Price pursuant to the first proviso of the preceding sentence shall be taken into account.

(nnn)      "Redemption Date" means the Maturity Date, any Optional Redemption Date or any Change of Control Payment Date, as applicable.

(ooo)      "Redemption Price" means with respect to each Preferred Share:  (i) in connection with a redemption pursuant to SECTION 6(a), the Purchase Price plus all accrued and unpaid Dividends (to the extent not included in the Purchase Price, including, without limitation, accrued and unpaid Cash Dividends and accrued and unpaid Accreting Dividends for the then current Dividend Period), if any, on each Preferred Share to be redeemed, (ii) in connection with a redemption pursuant to SECTION 6(b), 150% of the sum of the Purchase Price plus all accrued and unpaid Dividends (to the extent not included in the Purchase Price, including, without limitation, accrued and unpaid Cash Dividends and accrued and unpaid Accreting Dividends for the then current Dividend Period), if any, on each Preferred Share to be redeemed, or (iii) in connection with a Change of Control, the Change of Control Payment.

(ppp)      "Restricted Payment" means any dividend, distribution or other payment in respect of the Common Stock or any Junior Securities, (other than, in the case of Junior Securities, regularly scheduled dividend payments) or the repurchase, redemption or other acquisition of any shares of Common Stock or any Junior Securities.

(qqq)      "Securities Purchase Agreement" means that certain securities purchase agreement, dated  August 1, 2011, among the Company, Quantum Partners LP, a Cayman Islands exempted limited partnership, JHL Capital Group Master Fund L.P., a Cayman Islands exempted limited partnership, DDJ High Yield Fund, an entity organized under the laws of the Province of Ontario, Canada, General Motors Hourly-Rate Employes Pension Trust – 7N1H, a trust maintained by General Motors Corporation, a Delaware corporation, General Motors Salaried Employes Pension Trust – 7N1I, a trust maintained by General Motors Corporation, Stichting Pensioenfonds Hoogovens, a Dutch pension plan regulated by the Dutch Central Bank, Caterpillar Inc. Master Retirement Trust, a trust maintained by Caterpillar, Inc., a Delaware corporation, J.C. Penney Corporation, Inc. Pension Plan Trust, a trust maintained by J.C. Penney Corporation, Inc., a Delaware corporation, Stichting Bewaarder Interpolis Pensioenen Global High Yield Pool, a Dutch tax transparent pool of assets, Stichting Pensioenfonds voor Fysiotherapeuten, a Dutch pension plan regulated by the Dutch Central Bank, Houston Municipal Employees Pension System, a pension plan organized pursuant to Texas government code, UAW Retiree Medical Benefits Trust, a trust consisting of three separate employees' beneficiary associations, DDJ Distressed and Special Situations Fund, L.P., a Delaware limited partnership, Russell Investment Company - Russell Global Opportunistic Credit Fund, a Massachusetts business trust, and DDJ Capital Management Group Trust - High Yield Investment Fund, a trust maintained by The Bank of New York Mellon, a New York State chartered bank, as trustee.

(rrr)         "Senior Notes" means the 10.625% Senior Secured Notes Due November 15, 2015 issued under the Indenture.

(sss)       "Series A-2 Majority Holders" means holders of Preferred Shares (other than the Company, its employees, its Subsidiaries or Harbinger Affiliates) owning more than 50% of the Regular Liquidation Preference of the issued and outstanding Preferred Shares; provided that, for purposes of such calculation, the Preferred Shares held by the Company, its employees, its Subsidiaries or any Harbinger Affiliate shall be treated as not outstanding.

(ttt)         "Significant Subsidiary" means any Subsidiary, or group of Subsidiaries, that would, taken together, be a "significant subsidiary" as defined in Article 1, Rule 1-02 (w)(1) or (2) of Regulation S-X promulgated under the Securities Act of 1933, as amended, as such regulation is in effect on the Original Issue Date.

(uuu)      "Specified Sections" means SECTION 1(b), SECTION 2, SECTION 3, SECTION 4(a), SECTION 4(b), SECTION 4(e), SECTION 5, SECTION 6, SECTION 8(d), SECTION 10(a), SECTION 10(b), SECTION 10(c), SECTION 10(d), SECTION 10(f) or the definitions of Majority Holders or Series A-2 Majority Holders.

(vvv)      "Spectrum" means Spectrum Brands Holdings, Inc., a Delaware corporation.

(www)    "Subsidiary" means with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by, or of which more than 50% of the economic value accrues to, or, in the case of a partnership, the sole general partner or the managing partner or the only general partners of which are, such Person and one or more Subsidiaries of such Person (or a combination thereof).  Unless otherwise specified, "Subsidiary" means a Subsidiary of the Company.

(xxx)        "Subsidiary Guarantor" means any entity that is a "Guarantor" pursuant to the Indenture.

(yyy)      "Thirty Day VWAP" means, with respect to a security, the average of the Daily VWAP of such security for each day during a thirty (30) consecutive Trading Day period ending immediately prior to the date of determination.  Unless otherwise specified, "Thirty Day VWAP" means the Thirty Day VWAP of the Common Stock.

(zzz)        "Total Secured Debt" means, with respect to any Person, all outstanding Debt of such Person that is secured by Liens on the assets of such Person.

(aaaa)     "Total Current Voting Power" shall mean, with respect to any entity, at the time of determination of Total Current Voting Power, the total number of votes which may be cast in the general election of directors of such entity (or, in the event the entity is not a corporation, the governing members, board or other similar body of such entity).

(bbbb)    "Trading Day" means any day on which (i) there is no Market Disruption Event and (ii) The New York Stock Exchange or, if the Common Stock (or Reference Property, to the extent applicable) is not listed on The New York Stock Exchange, the principal national securities exchange on which the Common Stock (or Reference Property, to the extent applicable) is listed and is open for trading or, if the Common Stock (or Reference Property, to the extent applicable) is not so listed, admitted for trading or quoted, any Business Day.  A Trading Day only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

(cccc)     "Transaction Agreements" shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(dddd)    "U.S. Government Obligations" means obligations issued or directly and fully guaranteed or insured by the United States of America or by any agent or instrumentality thereof, provided that the full faith and credit of the United States of America is pledged in support thereof.

(eeee)     "Voting Stock" means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

(ffff)        Each of the following terms is defined in the SECTION set forth opposite such term:

Term	Section
Accreting Dividend	2(b)
Accreting Dividend Rate	2(b)
Additional Preferred Securities	8(b)(ii)
Additional Permitted Preferred Stock	8(b)
Basic Accreting Dividend	2(b)
Board	Preamble
Breach Period	7(c)
Cash Accretion Dividends	2(a)
Cash Dividends	2(a)
Cash Maintenance Ratio	8(a)
Certificate of Incorporation	Recitals
Change of Control Offer	6(c)(ii)
Change of Control Payment	6(c)(i)
Change of Control Payment Date	6(c)(ii)
Common Dividend	2(c)
Company	Preamble
Conversion Amount	5(d)(i)
Conversion Date	5(a)
DGCL	Preamble
Dividend Period	2(g)
Dividend Record Date	2(f)
Dividends	2(b)
Election Notice	6(a)
Existing Purchasers	Recitals

Term	Section
Existing Series A Certificate of Designation	Recitals
Existing Series A Preferred Stock	Recitals
Forced Conversion Trigger Date	5(b)
Fortress Director Representation Amount	7(e)
Holder Redemption Notice Period	6(a)
Incurrence Based Issuance Limits	8(b)
In-Kind Accretion Dividends	2(d)
In-Kind Common Dividend	2(d)
In-Kind Participating Dividend	2(d)
Junior Securities	1(b)(i)
Liquidation Preference	3(a)
Maturity Date	6(a)
Optional Redemption Date	6(b)
Parity Securities	1(b)(ii)
Participating Accretion Dividends	2(c)
Participating Cash Dividend	2(c)
Participating Dividends	2(d)
Participating Liquidation Preference	3(a)
Preferred Stock	Recitals
Proportionate Representation Amount	8(e)
Reference Property	5(g)(v)
Regular Liquidation Preference	3(a)
Regulated Shares	5
Senior Securities	1(b)(iii)
Series A-2 Preferred Stock	1(a)
Specified Breach Director	7(c)
Transaction	5(g)(v)
Trigger Event	5(g)(ii)

SECTION 10.    Miscellaneous.  For purposes of this Certificate of Designation, the following provisions shall apply:

(a)           Share Certificates.  If any certificates representing Preferred Shares shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated certificate, or in lieu of and substitution for the lost, stolen or destroyed certificate, a new Preferred Share certificate of like tenor and representing an equivalent number of Preferred Shares, but only upon receipt of evidence of such loss, theft or destruction of such certificate and indemnity by the holder thereof, if requested, reasonably satisfactory to the Company.

(b)           Status of Cancelled Shares.  Preferred Shares which have been converted, redeemed, repurchased or otherwise cancelled shall be retired and, following the filing of any certificate required by the DGCL, have the status of authorized and unissued shares of Preferred Stock, without designation as to series, until such shares are once more designated by the Board as part of a particular series of Preferred Stock of the Company.

(c)           Severability.  If any right, preference or limitation of the Series A-2 Preferred Stock set forth in this Certificate of Designation is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this Certificate of Designation which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

(d)           Remedies.

(i)           Except with respect to the Specified Breach Events specified in SECTIONS 7(a)(v) and 7(a)(vi), the remedies set forth in SECTIONS 7(b), 7(c) and 7(d) shall be the sole remedies available to any Person upon the occurrence of a Specified Breach Event.  In addition to the remedies provided for in SECTIONS 7(b), 7(c) and 7(d), the Holders shall retain all rights and remedies available to them at law or in equity as provided in SECTION 10(d)(ii) below in connection with any Specified Breach Event specified in SECTIONS 7(a)(v) and 7(a)(vi).  With respect to a Specified Breach in SECTION 7(a)(iii), for the avoidance of doubt, Holders retain all rights and remedies available at law or in equity as provided in SECTION 10(d)(ii) for any failure to pay any Dividends when and to the extent required in connection with the conversion of any Preferred Shares, in connection with a redemption of Preferred Shares on the Maturity Date, on an Optional Redemption Date or in connection with a Change of Control, upon any Liquidation Event or otherwise in connection with the redemption, repayment, repurchase, retirement, conversion or maturity of Preferred Shares, and such events do not constitute a Specified Breach within the meaning of SECTION 7(a)(iii)).

(ii) The Company acknowledges that the obligations imposed on it in this Certificate of Designation are special, unique and of an extraordinary character, and irreparable damages, for which money damages, even if available, would be an inadequate remedy, would occur in the event that the Company does not perform the provisions of this Agreement in accordance with its specified terms or otherwise breaches such provisions.  Except as specifically provided in SECTION 10(d)(i), the Holders shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Certificate of Designation and to seek to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled, at law or in equity, including without limitation money damages.

(e)           Renunciation under DGCL Section 122(17).  Pursuant to  Section 122(17) of the Delaware General Corporation Law, the Company renounces any interest or expectancy of the Company in, or being offered an opportunity to participate in, business opportunities that are presented to one or more of the Specified Breach Directors other than any business opportunities that are presented to any such Specified Breach Director solely in their capacity as a director of the Company.

(f)           Headings.  The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(g)           Notices.  All notices or communications in respect of Preferred Stock shall be in writing and shall be deemed delivered (a) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) Business Day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, (c) on the date of delivery if delivered personally, or (d) if by facsimile, upon written confirmation of receipt by facsimile.  Notwithstanding the foregoing, if Preferred Stock is issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the beneficial holders of Preferred Stock in any manner permitted by such facility.

(h)           Other Rights.  The shares of Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law and regulation.

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IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be executed by a duly authorized officer of the Company as of ___________________, 2011.
HARBINGER GROUP INC.

By:
Name:
Title:

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